                                             As Filed Pursuant to Rule 424(b)(1)
                                             Registration No. 333-44069;
                                             333-44069-01; 333-44069-02;
                                             333-44069-03; 333-44069-04;
                                             333-44069-05; 333-44069-06;
                                             333-44069-07; 333-44069-08;
                                             333-44069-09; 333-44069-10;
                                             333-44069-11; 333-44069-12



PROSPECTUS

AMERICAN BANKNOTE CORPORATION

OFFER TO EXCHANGE ITS 11 1/4% SENIOR SUBORDINATED NOTES
DUE 2007, SERIES B, FOR ANY AND ALL OF ITS OUTSTANDING
11 1/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
                                                        [AMERICAN BANKNOTE LOGO]
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME, ON MAY 21, 1998, UNLESS EXTENDED.

American Banknote Corporation, a Delaware corporation (the "Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11 1/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 11 1/4% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $95,000,000 principal amount is outstanding. The Old Notes were originally issued as part of units (the "Units") consisting of $95,000,000 aggregate principal amount of Old Notes and 95,000 warrants (the "Warrants") to purchase an aggregate of 1,185,790 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of December 12, 1997 (the "Indenture") by and among the Company, the Guarantors (as defined) and The Bank of New York, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Notes."

The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on May 21, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

The Old Notes were sold by the Company on December 12, 1997 to Chase Securities Inc., Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities, Inc. and Societe Generale Securities Corporation (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions to Non-U.S. persons in reliance on Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company and the Guarantors under the Registration Rights Agreement entered into by the Company, the Guarantors and the Initial Purchaser in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1998, at the rate of 11 1/4% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time prior to December 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) by the Company, at a redemption price equal to 111.25% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Notes."

The Notes will be general unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu in right of payment with any future senior subordinated Indebtedness (as defined) of the Company and will rank senior to all other Subordinated Indebtedness (as defined) of the Company. The Notes will be fully and unconditionally guaranteed (the "Guarantees"), jointly and severally, on a senior subordinated basis by all of the Company's direct and indirect domestic operating Subsidiaries (as defined) on the issue day of the Notes (the "Issue Date"), and by each direct and indirect domestic operating Subsidiary of the Company (excluding Unrestricted Subsidiaries (as defined)) formed or acquired thereafter (the "Guarantors"). The Notes will not, however, be guaranteed by the Company's foreign subsidiaries, which accounted for 69% of the Company's net sales in 1997. As of the Issue Date, the Guarantors under the Indenture were American Bank Note Company, ABN Securities Systems, Inc., Horsham Holding Company, Inc., American Bank Note Holographics, Inc., American Banknote Card Services, Inc., American Banknote Merchant Services, Inc., ABN Investments, Inc., ABN Equities Inc., American Banknote Australasia Holdings, Inc., ABN Government Services, Inc., USBC Capital Corp. and ABN CBA, Inc. The Guarantees will be general unsecured senior subordinated obligations of the Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined). The Guarantees will rank pari passu with any and all future senior subordinated Indebtedness of the Guarantors and will rank senior to all other subordinated Indebtedness of the Guarantors. As of December 31, 1997, the aggregate principal amount of the Company's outstanding Senior Indebtedness was approximately $224.8 million (excluding unused commitments), including $85.5 million of Indebtedness of the Company's subsidiaries which was effectively senior to the Notes, and the Company would have had no senior subordinated Indebtedness outstanding other than the Notes. See "Description of the Notes -- Ranking," "-- Subordination of the Notes" and "-- Guarantees of the Notes."

                                                        (continued on next page)
--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 20, 1998

(cover page continued)
     Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

(cover page continued)

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL JULY 20, 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

     PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. NEITHER THE COMPANY NOR ANY OF THE GUARANTORS IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

(cover page continued)

                           FORWARD LOOKING STATEMENTS

     CERTAIN STATEMENTS HEREIN UNDER THE CAPTION "SUMMARY" AND IN CERTAIN DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE UNKNOWN AND UNCERTAIN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE
FOLLOWING: GENERAL ECONOMIC, POLITICAL, MARKET AND BUSINESS CONDITIONS, WHICH MAY, AMONG OTHER THINGS, AFFECT DEMAND FOR THE COMPANY'S PRODUCTS; ECONOMIC CONDITIONS, INFLATION AND CURRENCY EXCHANGE RATES IN THOSE FOREIGN COUNTRIES IN WHICH THE COMPANY GENERATES A LARGE PORTION OF ITS SALES AND EARNINGS (INCLUDING BRAZIL, AUSTRALIA AND FRANCE, WHICH ACCOUNTED FOR APPROXIMATELY 42%, 24% AND 3%, RESPECTIVELY, OF SALES AND APPROXIMATELY 41%, 26% AND 1%, RESPECTIVELY, OF OPERATING EARNINGS, RESPECTIVELY, IN 1997 BEFORE ALLOCATION OF CORPORATE OVERHEAD) WHICH MAY, AMONG OTHER THINGS, AFFECT THE COMPANY'S ABILITY TO SERVICE ITS DEBT; NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL ADVANCES WHICH MAY, AMONG OTHER THINGS, AFFECT THE COMPANY'S PRINTING BUSINESS AND CERTAIN GOVERNMENT CONTRACT PERFORMANCE; NEW PLANT AND CONTRACT START-UP CONDITIONS WHICH MAY, AMONG OTHER THINGS, AFFECT THE PROFITABILITY OF THE COMPANY'S OPERATIONS; SEASONALITY; COMPETITION; CHANGES IN BUSINESS STRATEGY OR EXPANSION PLANS; RAW MATERIAL COSTS AND AVAILABILITY; CUSTOMER INVENTORY LEVELS; THE LOSS OF ANY OF THE COMPANY'S SIGNIFICANT CUSTOMERS; THE ABILITY TO ACHIEVE ANTICIPATED COST REDUCTIONS AND SYNERGIES; THE POSSIBILITY OF UNSUCCESSFUL BIDS FOR GOVERNMENT CONTRACTS; CHANGES IN, OR THE FAILURE OF THE COMPANY TO COMPLY WITH, GOVERNMENT REGULATIONS, BID REQUIREMENTS OR PRODUCT SPECIFICATIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. THE COMPANY'S STOCK AND BOND BUSINESS IS ALSO SUBJECT TO CERTAIN RISKS, SUCH AS THE TREND TOWARDS SHORTER SETTLEMENT CYCLES AND BOOK OWNERSHIP WHICH MAY IMPACT FUTURE RESULTS. THE COMPLETE ELIMINATION OF OR SUBSTANTIAL REDUCTION IN THE DOMESTIC USE OF CERTIFICATES OR CHANGES IN NEW YORK STOCK EXCHANGE REQUIREMENTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE SALES AND EARNINGS OF THE COMPANY.

     THE FUTURE RESULTS OF THE COMPANY'S FOOD COUPON PRINTING IS SUBJECT TO THE ACCEPTANCE AND IMPLEMENTATION OF ELECTRONIC CARD-BASED SYSTEMS. BENEFIT REFORMS AND HIGH LEVELS OF FOOD COUPON INVENTORY WILL CONTINUE TO IMPACT THE COMPANY'S RESULTS. THE UNITED STATES DEPARTMENT OF AGRICULTURE IS PROMOTING THE NATIONWIDE ISSUANCE OF ELECTRONIC CARD-BASED FOOD COUPON BENEFITS AND BY 1998, APPROXIMATELY ONE-HALF OF THE STATES HAD BEGUN IMPLEMENTATION OR HAD AWARDED CONTRACTS FOR THESE TYPE OF SYSTEMS.

     TRANSACTION CARDS & SYSTEMS IS SUBJECT TO CERTAIN RISKS WHICH MAY IMPACT FUTURE RESULTS INCLUDING CONTINUED CONSUMER ACCEPTANCE AND RATE OF CONVERSION OF COIN BASED TELEPHONES AND OTHER DEVICES TO CARD SYSTEMS. IN BRAZIL, STORED-VALUE TELEPHONE CARD SALES VOLUME IS EXPECTED TO BE LOWER IN 1998 DUE TO THESE FACTORS AND CUSTOMER INVENTORY LEVELS. OTHER FORWARD LOOKING RISKS AFFECTING THE COMPANY'S BUSINESS ARE AS DESCRIBED IN THIS PROSPECTUS, ESPECIALLY UNDER "RISK FACTORS" BELOW, AND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 on which the Company's Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission all quarterly and annual financial information that would be required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-3410) pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

          (2) The Company's Current Report on Form 8-K/A Amendment No. 1 dated August 16, 1996.

     All documents and reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequent filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to the Company at 200 Park Avenue, New York, New York 10166 (telephone number (212) 557-9100), Attention:
Director -- Investor Relations.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" include American Banknote Corporation, its subsidiaries and predecessors. The Company's principal subsidiaries are: in the United States, American Bank Note Company ("ABN") and American Bank Note Holographics, Inc. ("ABNH"); in Brazil, American Bank Note Company Graphica e Servicos Ltda. ("ABNB"), which is 77.5% owned by the Company; in Australia and New Zealand, ABN Australasia Limited, operating as Leigh-Mardon ("LM"); and in Europe, Sati S.A., Satel S.A. and Cidel S.A. (collectively, the "Sati Group"). Unless otherwise stated, references to "dollars" and "$" are to United States dollars. The results of the foreign operations included in the Company's financial statements have been translated into dollars at specified rates at the dates of such financial statements as required by Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation."

                                  THE COMPANY

OVERVIEW

     The Company is a leading global provider of secure transaction solutions, documents and systems. The Company designs solutions and manufactures products that incorporate anti-fraud and counterfeit resistant technologies, including stored-value telephone, magnetic-stripe, memory and microprocessor-based ("smart-cards") transaction cards, holograms, currencies, travelers' and other checks, stock and bond certificates and a wide variety of electronically or digitally produced personalized documents. The Company sells these products and services worldwide to financial institutions, governments and corporations through its operations in the United States, Brazil, Australia, New Zealand and France. Through selective acquisitions and strategic realignment, the Company has positioned itself as a full service provider of technology-based solutions for its customers' secure transaction needs. The Company's products and services are divided into three principal groups: Transaction Cards & Systems, Printing Services & Document Management and Security Printing Solutions.

     The Company is capitalizing on the following trends: (i) the increasing demand for secure transactions and documents as technological advances have elevated concerns about counterfeiting; (ii) the increasing demand for secure products, services and systems used in the rapidly expanding field of electronic commerce; and (iii) the increasing outsourcing by financial institutions, governments and major corporations of their secure document needs. The Company's 200-year heritage and its reputation for security, high quality and accountability have enabled it to obtain additional contracts in its markets and effectively market an expanded array of value-added products and services to its customers. The Company continually works with customers to develop new products and applications, blending its experience and traditional base of secure handling and distribution expertise with its advanced technologies. Management believes its reputation and its ability to provide a diverse mix of products and services will allow it to obtain contracts with new customers and expand into new geographic markets.

     In 1993, the Company began positioning itself to capitalize on international growth opportunities and began diversifying its product mix to include technology-based products, services and solutions. The Company's international expansion began with the acquisition of its Brazilian subsidiary, the largest private-sector security printer and manufacturer of transaction cards in Latin America and a leading stored-value telephone card manufacturer in Brazil. This expansion continued in 1996 with the acquisition of Australia and New Zealand's oldest, largest and only fully integrated provider of secure document and transaction card solutions. Most recently, the Company expanded its international presence in August 1997 through the acquisition of one of France's leading providers of check personalization and electronic printing applications. The Company also initiated, in 1994, a program to realign and upgrade its domestic manufacturing operations, realize process efficiencies and reduce costs. These steps, together with its international expansion, resulted in improved financial performance and have allowed the Company to rapidly broaden its international presence, technological base and product lines. From 1993 to 1997 the Company's sales and income before extraordinary item have increased from $200.1 million and $1.6 million to $336.4 million and $3.8 million, respectively.

     As illustrated by the charts below, the Company has successfully diversified its product mix and expanded into higher growth markets, thereby reducing its dependence on traditional security printing.

                             SALES BY PRODUCT GROUP

                                  [PIE CHART]

     The Company serves its customers through three principal groups:

     Transaction Cards & Systems. The Company's Transaction Cards & Systems products include credit, debit and automated teller machine ("ATM") cards, stored-value telephone cards, transit and transportation cards and identification systems manufactured at its facilities in Brazil, Australia and New Zealand. Additionally, in certain markets, the Company supplies the hardware, software and related services used in transaction processing. As the use of magnetic-stripe cards and electronic transactions continues to increase, the Company is expanding its capabilities and presence to service these highly specialized markets. The Company is also developing its smart-card capabilities. The Company was recently awarded a contract to produce smart-cards for Telstra, the Australian national telephone company, and expects to begin manufacturing in 1998. Smart-card applications include financial transactions, secure access and identification systems, prepaid telephone services, transportation systems, GSM cellular phone systems, direct pay TV access, health cards and customer loyalty programs for airlines, hotels and car rental services. The Company is also the world's leading supplier of advanced holographic security devices used on such branded transaction cards as MasterCard(TM), VISA(TM), Discover(TM), Europay(TM) and Diners Club International(TM), as well as on a broad range of identification cards and other products.

     Printing Services & Document Management. The Company's Printing Services & Document Management products and services provide customers with a full range of document printing, personalization, inventory and distribution services. The Company has leveraged its reputation as a leading security printer to expand its business as public and private sector institutions increasingly outsource their secure document needs. Utilizing advanced, computerized printing and personalization technology as well as inventory control systems and "just-in-time" distribution capabilities, the Company provides comprehensive solutions for its clients. For example, over the last two years, the Company has assumed the in-house check and document printing, processing and distribution operations of Banco Bradesco, S.A. ("Bradesco") and Unibanco, S.A. ("Unibanco"), two of the largest private banks in Brazil. In addition to its financial institution clients, the Company also provides complete printing, personalization and document management services for a number of other large enterprises including utilities, insurance companies, telephone companies and government entities.

     Security Printing Solutions. The Company is a leading global supplier of a broad range of Security Printing Solutions, including travelers' cheques, financial checks, food coupons, currency, stamps, stock and bond certificates, transit tickets, gift certificates, passports and a wide range of other commercial documents of value. The Company believes that it is one of the largest printers of travelers' cheques in the world, serving such customers as American Express, Citicorp, MasterCard(TM) and Visa(TM). The Company is the leading private sector supplier of personalized checks in Brazil, Australia and New Zealand and the second largest in France. The Company supplies many of the largest private banks in its markets with checks, check personalization and distribution of a wide array of additional printed products, in many cases under multi-year contracts. Recent advances in color copying, desktop publishing and laser printing have provided a unique growth opportunity as an increasing number of customers demand enhanced security to prevent copying, counterfeiting and fraud.

BUSINESS STRATEGY

     The Company's strategy is to leverage its market leadership, superior reputation and strong customer relationships to capitalize on the increasing demand for high quality and cost effective secure transaction solutions. In order to accomplish its goal, the Company intends to: (i) enhance its leadership positions in diverse geographic markets; (ii) provide solutions-oriented products and services; (iii) pursue strategic acquisitions and alliance opportunities; and (iv) increase manufacturing efficiencies and reduce costs.

     Enhance Leadership Positions in Diverse Geographic Markets. The Company seeks to enhance its leadership position by developing new products and services and expanding its geographic presence to provide customers with a full range of secure transaction solutions. The Company targets new industries and geographic markets in which it believes it can capture a large share of the market by providing high quality, cost effective products and services and by offering its advanced technological capabilities. Management believes that the growth potential of products such as stored-value cards and electronic printing applications as well as an increase in the demand for printing, storage and document services will allow the Company to enhance its strong leadership position in Brazil, Australia, New Zealand and France and to continue its expansion into new geographic markets.

     Provide Solutions-Oriented Products and Services. The Company focuses on providing products and services designed to address all of a customer's secure transaction and document needs. For example, in addition to printing documents for Bradesco, Latin America's largest private bank, the Company personalizes these documents and manages Bradesco's inventory by distributing on a "just-in-time" basis to each of Bradesco's approximately 2,000 branches. Additionally, Bradesco's branches are linked electronically with the Company's 310,000 square foot Sao Paulo, Brazil facility and place their orders directly with the Company, eliminating the need for central inventory management at Bradesco. Management believes that the ability to provide a full array of products and services for all of its customers' secure transaction and document needs will increase revenues from existing clients and allow the Company to obtain contracts with new clients.

     Pursue Strategic Acquisitions and Alliances. The Company continuously evaluates domestic and international opportunities for strategic acquisitions, joint ventures and alliances which complement and expand its core businesses. The Company believes that significant opportunities exist that will enable the Company to: (i) provide additional products and services to its existing customer base; (ii) cross-sell products and services to an expanded customer base; and (iii) expand its geographic presence. Examples of this strategy include the acquisition of LM in June 1996 and the

Sati Group in August 1997. Based upon management's internal review of the check and transaction card personalization market in Australia and New Zealand, the Company believes LM is the leading personalizer of checks and transaction cards in Australia and New Zealand. Based upon management's internal review of the check personalization market in France, the Company believes the Sati Group is the largest personalizer of checks in France. The Sati Group also personalizes transaction and plastic cards for the French market. The Company intends to explore additional acquisition opportunities to: (i) increase market share; (ii) broaden its product and service offerings to existing customers; and (iii) expand its geographic presence.

     Increase Manufacturing Efficiencies and Reduce Costs. The Company is committed to continuous improvements throughout its business to increase product value and lower the Company's manufacturing costs. The Company has made significant investments, both domestically and internationally, in modern manufacturing and distribution equipment, systems and technologies to allow the Company to further increase operating efficiencies and provide advanced solutions for its customers.

RECENT DEVELOPMENTS

     The Company has executed contracts for the continued supply of phone cards for Telebras, Brazil's national telephone company. The Company anticipates that revenues from these contracts will total approximately $18 million for the one year period beginning December 1997. In accordance with the Brazil privatization program for Telebras, the Company has entered into six separate agreements with local phone operators Telerj, Teleron, Telems, Telaima, Telest and Telasa for Rio de Janeiro and five other states. Each of the six local phone operators has the option to extend its contract for a second year.

     The Company has acquired the printing assets of Commonwealth Bank of Australia Limited ("Commonwealth") for a purchase price of AUS$6.5 million (approximately US$4.6 million). In connection with the purchase, the Company has entered into a three year supply agreement for the supply of printed products to Commonwealth with two-three year extension periods exercisable by Commonwealth.

     The Company has acquired the printing assets of Bank Itau ("Itau") in Brazil for Reals 6 million (approximately US$5.5 million). In connection with the purchase, Itau has agreed to a two year supply agreement for the supply of printed products to Itau with two one-year extensions exercisable by Itau.

                                THE REFINANCING

     The Initial Offering was part of a refinancing of certain of the Company's outstanding indebtedness (the "Refinancing"). Pursuant to the Refinancing, the
Company: (i) consummated the Initial Offering; (ii) consummated the Tender Offer and the related Consent Solicitation (each as defined) with respect to the Company's 11 5/8% Senior Notes due 2002 (the "11 5/8% Notes"); and (iii) repaid outstanding amounts under the Existing Credit Facility (as defined). See "Description of Certain Indebtedness.".

     Pursuant to the Tender Offer and Consent Solicitation, on December 12, 1997, the Company purchased approximately $57 million principal amount of the 11 5/8% Notes (constituting approximately 87.7% of the outstanding 11 5/8% Notes) for an amount in cash equal to $1,094.47 per $1,000 principal amount of 11 5/8% Notes. Each tendering holder also received accrued and unpaid interest up to, but not including, the payment date. Pursuant to the Consent Solicitation, the Company also solicited consents from tendering holders of
11 5/8% Notes to modify certain terms of the 11 5/8% Notes Indenture (as defined). In connection with the Consent Solicitation, the 11 5/8% Notes Indenture was amended, which, among other things, eliminated substantially all of the restrictive covenants contained in the 11 5/8% Notes Indenture, and the Company paid a consent fee (which is included in the tender price referred to above) to all tendering holders.
                            ------------------------

     The Company is a Delaware corporation incorporated in 1993 as the successor to United States Banknote Corporation, a New York corporation organized in 1925, and changed its name to American Banknote Corporation in 1995. The Company's common stock is traded on the New York Stock Exchange, Inc. under the symbol "ABN." The Company's principal executive offices are located at 200 Park Avenue, New York, New York 10166, and its telephone number is (212) 557-9100.

                              THE INITIAL OFFERING

The Initial Offering.......  The Old Notes were sold by the Company on December
                             12, 1997 (the "Initial Offering") to Chase
                             Securities, Inc., Bear, Stearns & Co. Inc.,
                             NationsBanc Montgomery Securities, Inc. and Societe Generale Securities Corporation (the "Initial Purchasers") pursuant to a Purchase Agreement dated December 5, 1997 (the "Purchase Agreement") as part of Units consisting of $95,000,000 aggregate principal amount of Old Notes and 95,000 Warrants to purchase an aggregate of 1,185,790 shares of Common Stock. The Initial Purchasers subsequently resold all of the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions to Non-U.S. persons in reliance on Regulation S under the Securities Act.

Registration Rights
  Agreement................  Pursuant to the Purchase Agreement, the Company,
                             the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated as of December 12, 1997 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $95,000,000 aggregate principal amount of 11 1/4%
                             Senior Subordinated Notes due 2007, Series B, of the Company (the "Exchange Notes").

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. As of the date hereof, $95,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on May 21, 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, transmit an Agent's Message (as defined) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or Agent's message), together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or transmitting an Agent's Message), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange or registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors -- Lack of Public Market; Volatility; Restrictions on Resale."

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement..................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company or a Guarantor within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company and the Guarantors have agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and to use their best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company and Guarantors have agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or comply with the procedures for book-entry transfer), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or transmit an Agent's message in lieu thereof) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
  and Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Certain U.S. Federal Income
  Tax Considerations.......  For a discussion of material U.S. federal income tax considerations relating to the exchange of the Exchange Notes for the Old Notes, see "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds............  There will be no cash proceeds to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  The Exchange Agent is The Bank of New York. The
                             address and telephone and facsimile numbers of the Exchange Agent are set forth under "The Exchange Offer -- Exchange Agent" and in the Letter of Transmittal.

                       SUMMARY OF THE TERMS OF THE NOTES

     The Exchange Offer applies to the Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

Notes Offered..............  $95.0 million aggregate principal amount of 11 1/4%
                             Senior Subordinated Notes due 2007, Series B.

Maturity...................  December 1, 2007.

Interest Payment Dates.....  June 1 and December 1 of each year, commencing on
                             June 1, 1998.

Sinking Fund...............  None.

Optional Redemption........  Except as described below, the Company may not redeem the Notes prior to December 1, 2002. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from one or more Public Equity Offerings (as defined) by the Company, at a redemption price equal to 111.25% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control."

Subsidiary Guarantees......  The Notes will be fully and unconditionally guaranteed (the "Guarantees"), jointly and severally on a senior subordinated basis, by all of the Company's direct and indirect domestic operating subsidiaries on the issue date of the Notes (the "Issue Date") and by each direct and indirect domestic operating subsidiary of the Company (excluding Unrestricted Subsidiaries (as defined)) formed or acquired thereafter. The Company is a holding company that has no significant assets other than its direct and indirect investments in its operating subsidiaries. The Guarantees will be general unsecured senior subordinated obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness (as defined) of such

                             Guarantor to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company. The Notes will not, however, be guaranteed by the Company's foreign subsidiaries, which accounted for 69% of the Company's net sales in 1997. See "Description of the Notes -- Guarantees of the Notes."

Ranking....................  The Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu in right of payment with any future senior subordinated Indebtedness of the Company and will rank senior to all Subordinated Indebtedness (as defined) of the Company. As of September 30, 1997, after giving pro forma effect to the Refinancing, including the issuance of the Old Notes and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been approximately $222.5 million (excluding unused commitments), including $80.9 million of Indebtedness of the Company's subsidiaries which would have been effectively senior to the Notes, and the Company would have had no senior subordinated Indebtedness outstanding other than the Notes. See "Description of the Notes -- Ranking" and "-- Subordination of the Notes."

Restrictive Covenants......  The indenture under which the Notes will be issued
                             (the "Indenture") limits, among other things: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and its Restricted Subsidiaries; (iii) investments;
                             (iv) sales of assets and Restricted Subsidiary stock, (v) transactions with affiliates; and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for Exchange Notes. The risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully before tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

     The Company is highly leveraged. At December 31, 1997, the Company had: (i) total consolidated long-term debt, including the current portion, of $311.1 million; (ii) total stockholders' equity of $55.0 million; and (iii) a ratio of earnings to fixed charges for the year ended December 31, 1997 of 1.1 to 1.

     The degree to which the Company is leveraged could have important consequences to the holders of the Units, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operation; (iii) certain of the Company's borrowings, including all borrowings under the Existing Credit Facility, will be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and
(iv) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore the Company could be placed at a disadvantage relative to its competitors which have significantly greater operating and financing flexibility than the Company. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

     The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations, including principal and interest payments on the Notes when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt service obligations, then the Company might be required to refinance its indebtedness and may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There is no assurance that refinancings would be permitted by the terms of the Existing Credit Facility, the 10 3/8% Notes Indenture (as defined), the Indenture or any other lending arrangements then in effect or, along with the alternative strategies, could be effected on satisfactory terms.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Existing Credit Facility, the 10 3/8% Notes Indenture, the Indenture and the terms of the Company's other indebtedness contain numerous restrictive covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Existing Credit Facility, the 10 3/8% Notes Indenture and the terms of the Company's other indebtedness also contain a number of financial covenants that require the Company to meet certain financial ratios and financial condition tests. See "Description of Certain Indebtedness -- Existing Credit Facility," "Description of Certain Indebtedness -- Senior Notes -- 10 3/8% Notes" and "Description of the Notes -- Certain Covenants." The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios or such tests. A failure to comply with the obligations in the Existing Credit Facility, the 10 3/8% Notes Indenture, the Indenture or other indebtedness could result in an event of default under the Existing Credit Facility or the 10 3/8% Notes Indenture or an Event of Default (as defined) under the Indenture or a default under other agreements to which the Company (including its Subsidiaries) is a party that, if not cured or waived, could permit acceleration of the relevant indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. In the event of an event of default under the Existing Credit Facility or the 10 3/8% Notes Indenture or an Event of Default under the Indenture or such other indebtedness the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable. If the indebtedness under the Existing Credit Facility, the 10 3/8% Notes Indenture the Indenture or other indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. Other indebtedness of the Company and its subsidiaries that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Notes.

SUBORDINATION; HOLDING COMPANY STRUCTURE

     The Notes will be general unsecured obligations of American Banknote Corporation (exclusive of its subsidiaries, the "Parent") and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Parent, including the Parent's obligations under the Existing Credit Facility and the 10 3/8% Notes Indenture. By reason of the subordination provisions of the Indenture, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Parent, the assets of the Parent will be available to pay obligations on the Notes only after all Senior Indebtedness (including amounts incurred under the Existing Credit Facility and the 10 3/8% Notes Indenture) has been so paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances, the Parent may not pay principal of, premium, if any, or interest on, or pay other amounts owing in respect of the Notes, or purchase, redeem or otherwise retire the Notes, in the event of certain defaults with respect to certain classes of Senior Indebtedness, including Senior Indebtedness incurred under the Existing Credit Facility and the 10 3/8% Notes Indenture. As of December 31, 1997, there was approximately $224.8 million of Senior Indebtedness outstanding (excluding unused commitments), including $85.5 million of Indebtedness of the Company's subsidiaries which was effectively senior to the Notes. Additional Senior Indebtedness may be incurred by the Parent from time to time, subject to certain restrictions. See "Description of Certain Indebtedness -- Existing Credit Facility," "Description of Certain Indebtedness -- Senior Notes -- 10 3/8% Notes" and "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness."

     The Existing Credit Facility and the 10 3/8% Notes are secured by substantially all of the assets of the Company and its domestic operating subsidiaries and the existing indebtedness of LM and the Sati Group is secured by certain assets of such foreign subsidiaries and, therefore, claims of holders of the Notes will be subordinated to the extent of the value of the assets securing such indebtedness.

     The Parent is a holding company that has no significant assets other than its direct and indirect investments in its operating subsidiaries. Accordingly, the Parent must rely on its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The ability of the subsidiaries to pay dividends or make other payments or advances will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of such subsidiaries (including the Existing Credit Facility and indebtedness of LM and the Sati Group). Certain of the Parent's subsidiaries have incurred, and in the future may incur, indebtedness. As a result, cash flow from the operations of such subsidiaries may be dedicated to the payment of principal of and interest on the indebtedness of such subsidiaries, thereby limiting the ability of such subsidiaries to pay dividends. In addition, any dividends declared by a less than wholly owned subsidiary will be paid on a pro rata basis to the owners of such subsidiary. In 1997, ABNB distributed an aggregate of $11.5 million to its owners (of which the Parent received $8.9 million, or 77.5%). Although the Indenture limits the ability of Restricted Subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, such limitations are subject to a number of significant qualifications and do not apply to Unrestricted Subsidiaries. See "Description of the Notes -- Certain
Covenants -- Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

     The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Company's direct and indirect domestic operating subsidiaries in existence on the Issue Date and each direct and indirect domestic operating subsidiary acquired thereafter (other than Unrestricted Subsidiaries). In addition, the Guarantees will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness, including the Existing Credit Facility. The Notes will not, however, be guaranteed by the Company's foreign subsidiaries. Holders of the Notes will not have a direct claim on the Company's interest in or assets of such foreign subsidiaries and the Notes and the Guarantees will be structurally subordinated to any indebtedness or other liabilities existing or in the future incurred by such foreign subsidiaries. In 1997, approximately 69% of the Company's net sales (or $232.4 million) were derived from the operations of its foreign subsidiaries.

FOREIGN OPERATIONS

     The Company's financial performance on a dollar-denominated basis can be significantly affected by changes in currency exchange rates. The Company's foreign exchange exposure policy generally calls for selling its domestic manufactured product in US dollars and, in the case of ABNB, LM and the Sati Group, selling in the national currencies of the countries in which such subsidiaries operate, in order to minimize transactions occurring in currencies other than those of the originating country. The Company may, from time to time, enter into foreign currency option contracts to limit the effect of currency fluctuations on future expected cash receipts to be used for parent company purposes, including debt service. Such activities may be discontinued at any time depending on, among other things, management's views concerning future exchange rates and the cost of such contracts. The Company has not engaged in material hedging activities in connection with foreign operations. Adverse changes in foreign interest and exchange rates could adversely affect the Company's ability to meet its interest and principal obligations as well as applicable financial covenants with respect to its debt, including the Notes, the Existing Credit Facility, the 10 3/8% Notes and other indebtedness of the Company.

     Earnings on foreign investments, including operations and earnings of foreign companies in which the Company may invest or upon which it may rely for sales, are subject to a number of general risks, including high rates of inflation, currency exchange rate fluctuations, trade barriers, exchange controls, government expropriation and political instability and other risks. These factors may affect the results of operations in selected markets included in the Company's growth strategy. Dividends or distributions from the Company's foreign operations could be subject to government restrictions in the future. Currently, repatriation of earnings from the Company's foreign operations is permitted.

     The Company operates in Brazil, which in past years suffered hyperinflationary conditions; however, the inflation rate in Brazil has decreased substantially to approximately 4.5% for 1997, 10% for 1996 and 23% for 1995 as compared to 941% for 1994. Inflation and currency exchange rate fluctuation in countries in which the Company generates a large portion of its sales and earnings (including Brazil, Australia and France, which accounted for approximately 42%, 24% and 3%, respectively, of sales and approximately 41%, 26% and 1%, respectively, of operating earnings, respectively, in 1997, before allocation of corporate overhead) could in the future adversely affect the Company.

     Actions taken by foreign governments could have an important effect on the Company's foreign operations, including ABNB, LM and the Sati Group. Political, economic or social instability or other developments could adversely affect these companies' financial conditions or results of operations and thereby adversely affect the Company's ability to repay the Notes or other indebtedness of the Company and its subsidiaries. As a result of market conditions, the Brazilian government has recently adopted various economic austerity measures which may impact the Brazilian economy. There can be no assurance that substantially greater governmental restrictions will not be imposed in the future, including restrictions or prohibitions on the repatriation of funds. Furthermore, remittances of dividends from any foreign subsidiaries acquired or formed by the Company in the future may be subject to certain withholding taxes and other governmental restrictions.

FOREIGN TAXES

     Earnings of foreign subsidiaries are subject to foreign income taxes that reduce cash flow available to meet required debt service and other obligations of the Company. The Company presently cannot utilize foreign tax credits in the United States until its domestic net operating loss carry forwards are exhausted.

     The Company has from time to time reorganized and restructured, and may in the future reorganize and restructure, its foreign operations based on certain assumptions about the various tax laws (including capital gains and withholding tax), foreign currency exchange and capital repatriation laws and other relevant laws of a variety of foreign jurisdictions. While management believes that such assumptions are correct, there can be no assurance that foreign taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if such foreign jurisdictions were to change or modify such laws, the Company may suffer adverse tax and other financial consequences which could impair the Company's ability to meet its payment obligations on the Notes and its other indebtedness.

MAJOR CUSTOMERS; GOVERNMENT SALES

     The Company has several key customers. Sales under contracts of stored-value phone cards to Telebras, the Brazilian national telephone company, accounted for approximately 13%, 24% and 11% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's contracts with Telebras extend through December 1998 and may be further extended through December 1999 at the option of each of the six Telebras affiliated companies which have executed contracts with ABNB. Sales and services in connection with the Company's assumption of the in-house check and document printing, processing and distribution operations of Bradesco accounted for 12%, 14% and 12% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. Sales of food coupons to the United States Department of Agriculture ("USDA") accounted for approximately 11%, 5% and 5% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. In September 1996, the USDA awarded ABN a contract for the production of food coupons through September 30, 1997 with a one-year option, which option has been exercised by USDA. The contract is expected to represent sales of approximately $10 million in 1998.

     There can be no assurance as to whether, or when, or on what terms, the Company will be awarded any additional contracts from these customers in the future, especially those that are subject to competitive bids. There also can be no assurance that any options for continued production under any of the Company's contracts will be exercised. In addition, the Brazilian government has implemented a plan for the privatization of Telebras, which resulted in a split up of certain operations of Telebras into numerous smaller companies. This split up could result in multiple competitive bids in future years. The loss of all or a significant portion of the Company's business with these entities would have a material adverse effect on the sales and earnings of the Company.

     Each of the agencies of the United States government for which the Company provides products or services acts independently of the others in soliciting bids. Government contracts are generally awarded on the basis of a competitive bidding process and a variety of other factors, which may include price, plant security, manufacturing controls, a preference for domestic contractors and past performance. In addition, contracts with governmental agencies generally contain provisions permitting termination at any time at the convenience of the agency and give the agency the right to audit contract compliance and adjust the contract amount for noncompliance.

ABILITY TO INTEGRATE ACQUISITIONS

     A core part of the Company's business strategy is to grow through strategic acquisitions, joint ventures and alliances. The Company's financial condition could be adversely affected if the Company cannot successfully integrate acquired businesses into its existing operations or if the Company is required to materially increase the amount of its financial commitment to such acquisitions, joint ventures or alliances. In addition, the Company may seek strategic acquisitions, joint ventures or alliances in countries or markets in which it does not currently operate. There can be no assurance that the Company will be able to successfully integrate or manage such operations.

COMPETITION

     The Company's principal subsidiaries conduct their businesses in highly competitive markets. Competition in the Company's product markets is based upon service, quality, reliability and price. In certain markets in which the Company competes, some of the Company's competitors have greater financial and other resources than the Company.

     The future of the Company's food coupon printing is subject to competition from electronic card-based Electronic Benefits Transaction (EBT) systems. In addition, benefit reforms and levels of food coupon inventory continue to impact the USDA's food coupon orders. The elimination or a substantial reduction in the use of paper food coupons would have a material adverse effect on the sales and earnings of the Company.

SALES OF STOCK AND BOND CERTIFICATES

     Stock and bond printing accounted for approximately 11%, 8% and 7% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's overall volume of sales of stock and bond certificates increased in 1997, but declined as a percent of sales as a result of increases in consolidated sales. Sales of stock and bond certificates, primarily a domestic product, are a function of trading activity, the number of public offerings, the mix of debt and equity security issuances and regulatory considerations. The elimination of certificates has been advocated by various organizations in favor of the use of book-entry systems for recording security ownership. Security sales to institutions, which have been growing, have reduced demand for printed certificates, particularly for debt issues. Domestic stock and bond printing has historically accounted for a sizeable portion of the security printing sales of the Company. No assurance can be given, however, that the high level of activity in the domestic securities markets will continue. The elimination or a substantial reduction in the use of certificates would have a material adverse effect on the sales and earnings of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of its senior management, including Morris Weissman, Chairman of the Board and Chief Executive Officer, and the loss of their services could have an adverse effect on the Company. The Company has entered into employment agreements with several members of its senior management, including Mr. Weissman.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. The Indenture will contain a savings clause, which generally will limit the obligations of each Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Guarantor was voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not voided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information, the Company and the Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Guarantor is solvent and will continue to be solvent after issuing its Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. However, the Company has not sought a legal opinion to this effect and there can be no assurance that a court passing on such standards would agree with the Company.

CHANGE OF CONTROL PROVISIONS

     In the event of a Change of Control, each holder of Notes will be entitled to require the Company to purchase any or all of the Notes held by such holder at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest if any thereon to the date of purchase. See "Description of the Notes -- Offer to Purchase Upon Change of Control." The Company expects that prepayment of the Notes following a Change of Control would constitute a default under the Existing Credit Facility and the 10 3/8% Notes Indenture. In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the Existing Credit Facility, the 10 3/8% Notes (as defined) and the Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company.

     The holders of Notes have limited rights to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control or otherwise result in an event of default under the Notes. In addition, because the obligations of the Company with respect to the Notes are subordinated to Senior Indebtedness of the Company, existing or future Senior Indebtedness of the Company may prohibit the Company from repurchasing or redeeming any of the Notes upon a Change of Control. Moreover, the ability of the Company to repurchase or redeem the Notes following a Change of Control will be limited by the Company's then-available resources. Accordingly, the Change of Control provision is likely to be of limited usefulness in such situations. See "Description of the Notes--Subordination."

     The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee of the Notes without the consent of the holders of at least a majority in principal amount of the Notes. As a result, the Change of Control provisions of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company and, thus, the removal of incumbent management.

ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The market for Old Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such Notes. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to filed a Shelf Registration Statement (as defined) with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market making may be discontinued at any time.

FAILURE TO EXCHANGE OLD NOTES

     Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent's Message) and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                THE REFINANCING

     The Initial Offering was part of the Refinancing of certain of the Company's outstanding indebtedness. Pursuant to the Refinancing, the Company:
(i) consummated the Initial Offering; (ii) consummated the Tender Offer and the related Consent Solicitation with respect to the Company's 11 5/8% Notes; and
(iii) repaid outstanding amounts under the Existing Credit Facility.

     The closing of each of the transactions that constituted the Refinancing occurred concurrently with the closing of the sale of the Units in the Initial Offering.

TENDER OFFER AND CONSENT SOLICITATION

     Pursuant to a separate Offer to Purchase and Consent Solicitation Statement dated September 25, 1997, the Company offered to repurchase all, but not less than a majority, of its outstanding 11 5/8% Notes (the "Tender Offer") for an amount in cash equal to $1,094.47 per $1,000 principal amount of 11 5/8% Notes. Each tendering holder also received accrued and unpaid interest up to, but not including, the payment date. In connection with the Tender Offer, the Company also solicited consents (the "Consent Solicitation") from tendering holders of 11 5/8% Notes to certain proposed amendments (the "Indenture Amendments") to the 11 5/8% Notes Indenture (as defined), which amendments would, among other things, eliminate substantially all of the restrictive covenants contained in the 11 5/8% Notes Indenture. Holders of 11 5/8% Notes who timely tendered received a consent payment equal to 2% of the principal amount of the related
11 5/8% Notes ($20.00 per $1,000 principal amount) (which consent payment is included in the tender price referred to above). Following the tender of 11 5/8% Notes and receipt of consents of holders of a majority of the 11 5/8% Notes (in excess of $32.5 million aggregate principal amount) on October 8, 1997, the Company and the Trustee executed a supplemental indenture containing the Indenture Amendments, which became effective upon acceptance for purchase of the tendered 11 5/8% Notes. In connection with the Tender Offer and Consent Solicitation, the Company purchased, and received consents relating to, approximately 87.7% of the outstanding 11 5/8% Notes.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

     The net proceeds from the sale of the Units in the Initial Offering was approximately $90.9 million. Approximately $60.5 million of such proceeds was used to purchase 11 5/8% Notes tendered pursuant to the Tender Offer and to pay the consent fees pursuant to the related Consent Solicitation and approximately $13.7 million was used to repay existing indebtedness under the Existing Credit Facility, with the remaining proceeds used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

    YEAR ENDED DECEMBER 31,
--------------------------------
1997   1996   1995   1994   1993
----   ----   ----   ----   ----
1.1x   1.3x   --     --     1.4x

     For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges and fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense that management believes to be representative of interest. The deficiency in earnings to fixed charges for the years 1995 and 1994 amounted to $32.2 million and $8.1 million, respectively.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1997. This information should be read in conjunction with the unaudited condensed consolidated financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Prospectus. (Dollars are in thousands).

Long-term debt (including current portion)
  10 3/8% Notes.............................................     $126,500
  11 5/8% Notes (less unamortized discount of $105).........        7,897
  Leigh-Mardon Debt (a).....................................       50,417
  11 1/4% Notes (b).........................................       93,812
  Other long-term debt (c)..................................       32,475
                                                                 --------
  Total long-term debt......................................      311,101
Total stockholders' equity..................................       55,041
                                                                 --------
          Total capitalization..............................     $366,142
                                                                 ========

---------------
(a) Consists of Non-Recourse Senior Debt of LM, which matures June 2001 (the "Leigh-Mardon Senior Debt"), and Non-Recourse Subordinated Debt of LM, which matures September 2001 (the "Leigh-Mardon Subordinated Debt" and together with the Leigh-Mardon Senior Debt, the "Leigh-Mardon Debt"). The Leigh-Mardon Senior Debt is a term loan of approximately US$41.3 million and a US$4.0 million working capital facility, of which US$700,000 of availability was used for letters of credit. The Leigh-Mardon Subordinated Debt is a term loan of which approximately US$16.5 million was outstanding. As of September 30, 1997, interest accrued at the rate of 7.15% per annum on the Leigh-Mardon Senior Debt and at the rate of 8.07% per annum plus 4% upon amounts outstanding in excess of US$15.2 million on the Leigh-Mardon Subordinated Debt. In March 1998, LM entered into a new credit facility, the proceeds of which were used to repay the Leigh-Mardon Debt. See "Description of Certain Indebtedness -- Leigh-Mardon Debt."

(b) Net of discount to the face amount of the Old Notes attributable to the value of the Warrants issued as part of the Units.

(c) Amounts include debt incurred in Brazil, debt incurred in connection with the acquisition of the Sati Group and mortgages and other financings in the United States with varying maturities.

                                   MANAGEMENT

     The following table sets forth certain information regarding the current directors and executive officers of the Company and the Guarantors.

                   NAME                      AGE              POSITIONS AND OFFICES
                   ----                      ---              ---------------------
Morris Weissman............................  56    Chairman of the Board and Chief Executive
                                                   Officer of the Company and each Guarantor
John T. Gorman.............................  53    Executive Vice President and Chief
                                                   Financial Officer of the Company and each
                                                   Guarantor; Director of each Guarantor other
                                                   than ABN Investments, Inc. and ABN
                                                   Equities, Inc.
Harvey J. Kesner...........................  40    Executive Vice President, General Counsel
                                                   and Secretary of the Company and each
                                                   Guarantor; Director of ABN Securities
                                                   Systems, Inc., American Banknote Card
                                                   Services, Inc., American Banknote Merchant
                                                   Services, Inc., ABN Government Services,
                                                   Inc. and ABN CBA, Inc.
Patrick J. Gentile.........................  38    Vice President and Corporate Comptroller of
                                                   the Company and each Guarantor
Ward A.W. Urban............................  37    Vice President, Treasurer and Assistant
                                                   Secretary of the Company and each Guarantor
Phillip Gray...............................  49    Managing Director of LM
Francis Lavelle............................  48    Managing Director of Sati
Sidney Levy................................  41    Managing Director of ABNB
Robert K. Wilcox...........................  50    Senior Vice President -- Manufacturing,
                                                   General Manager ABN
Josh Cantor................................  38    President, ABNH
Bette B. Anderson..........................  69    Director of the Company
Dr. Oscar Arias S..........................  57    Director of the Company
C. Gerald Goldsmith........................  69    Director of the Company
Ira J. Hechler.............................  79    Director of the Company
David S. Rowe-Beddoe.......................  59    Director of the Company
Alfred Teo.................................  51    Director of the Company

     Morris Weissman. Mr. Weissman has served as Chairman of the Board and Chief Executive Officer and as a Director of the Company since 1990. Mr. Weissman assumed the additional duties of Chief Operating Officer in July 1995. Mr. Weissman was Chairman and Chief Executive Officer of United States Banknote Company, L.P. ("USBC") a predecessor of the Company, from 1986 to 1990 and Vice Chairman and Director of USBC's predecessor from 1976 to 1986. Mr. Weissman is a Director of the Convenience and Safety Corporation and a Trustee of the Jackie Robinson Foundation and the Business Council for the United Nations.

     John T. Gorman. Mr. Gorman has served as Executive Vice President and Chief Financial Officer of the Company since 1990. Mr. Gorman was Executive Vice President and Chief Financial Officer of USBC from 1983 to 1990 and Senior Vice President of Finance of USBC's predecessor from 1978 to 1983.

     Harvey J. Kesner, Esq. Mr. Kesner has served as Executive Vice President of the Company since June 1996 and as General Counsel and Secretary of the Company since 1991. Mr. Kesner was an attorney in private practice for more than five years prior to joining the Company.

     Patrick J. Gentile. Mr. Gentile has served as a Vice President of the Company since June 1995, as Comptroller since 1989 and has been an employee of the Company's predecessors since 1986.

     Ward A.W. Urban. Mr. Urban has served as Treasurer of the Company since August 1993 and as Vice President and Assistant Secretary since June 1995. Mr. Urban was employed as an Assistant Vice President in the leveraged finance department of Citibank, N.A. from August 1988 to August 1993.

     Phillip Gray. Mr. Gray has served as General Manager of LM since 1990 and was General Manager of its Data Card Division prior thereto since 1987.

     Francis Lavelle. Mr. Lavelle has served as Managing Director of the Sati Group since its acquisition by the Company in August 1997. Mr. Lavelle had served as President of Solaic, S.A. since 1991, where he headed check personalization and card operations, including smart-card manufacturing and development, with facilities in France and Spain. Mr. Lavelle joined Sligos, S.A., the prior owners of the Sati Group, in 1973.

     Sidney Levy. Mr. Levy has served as Managing Director of ABNB since February 1994. Prior to joining ABNB, Mr. Levy was employed as Managing Director of De La Rue Lerchundi in Spain since 1991 and prior thereto was employed by Thomas De La Rue Grafica e Servicos Ltda. in Brazil, serving in various management capacities.

     Robert K. Wilcox.  Mr. Wilcox has served as Senior Vice
President -- Manufacturing of the Company since August 1995 and as Executive Vice President -- Operations and General Manager of ABN since November 1995. Mr. Wilcox was Vice President of US Operations for Transcontinental Printing and previously held senior positions at the Bureau of Engraving and Printing as well as Gowe Printing, Arcata Graphics and C.P.Y. Jeffries Banknote Co.

     Josh Cantor. Mr. Cantor has served as Executive Vice President and General Manager of ABNH since November 1995 and Executive Vice President of ABN since September 1994. Mr. Cantor was Vice President -- Sales of ABN for more than five years prior thereto.

     Bette B. Anderson. Mrs. Anderson has served as a Director of the Company since June 1994. She has served as President of Kelly, Anderson, Pethick & Associates, Inc., a Washington based management firm, since 1991 until January 1996 when she became Vice Chairperson. Mrs. Anderson served as Undersecretary of the Treasury from 1977 to 1981. Mrs. Anderson is a Director of ITT Corporation, ITT Educational Services, Inc, United Payors & United Providers, Inc. and ITT Hartford Group, Inc, and serves on various Board Committees of such companies. Mrs. Anderson also is a member of the Treasury Historical Association, a Director of the Miller Foundation at the University of Virginia and a member of the Advisory Council of the Girl Scouts of America.

     Dr. Oscar Arias S. Dr. Arias has served as a Director of the Company since September 1995. He is the former President of Costa Rica and the 1987 Nobel Peace Prize recipient. He is President of International Press Service, a Director of the Arias Foundation for Peace and Human Progress, Stockholm International Peace Research Institute and International Center for Human Rights and Democratic Development Institute for International Studies at Stanford University. In addition, Dr. Arias serves on the Board for the InterAction Council, the International Negotiation Network of the Carter Center and Transparency International and is an active member of The Commission on Global Governance, the International Dialogue and the Society for International Development.

     C. Gerald Goldsmith. Mr. Goldsmith is a private investor. He has served as a Director of the Company since 1990. He is a Director of Palm Beach National Bank and Trust, a Director of Nine West Group, Inc. and a Director of Innkeepers, USA.

     Ira J. Hechler. Mr. Hechler is a private investor. He has served as a Director of the Company since 1990. He is a Director of Leslie Fay Companies, Inc. and Concord Camera Corp.

     David S. Rowe-Beddoe. Mr. Rowe-Beddoe has served as a Director of the Company since 1990. He has been Chairman of the Board of Welsh Development Agency since 1993 and Chairman of the Development Board of Rural Wales since 1994. Mr. Rowe-Beddoe is also a Director of

Cavendish Services Ltd. and Development Securities plc. Mr. Rowe-Beddoe previously held various senior management positions, including at Revlon Inc. and De La Rue plc, where he was an Executive Director.

     Alfred Teo. Mr Teo has served as a Director of the Company since 1996. He has been Chairman and Chief Executive Officer of Alpha Industries, Inc. of the Sigma Plastics Group since 1979. Chairman and Chief Executive Officer of Red Line Express since 1984, Hillman Eyes since 1992 and Alpha Technologies since 1990. Mr. Teo is a Director of Fleet Bank N.A. and a Trustee of St. Joseph's Hospital and Stevens Institute of Technology.

EMPLOYMENT AGREEMENTS

     Mr. Weissman serves pursuant to an employment agreement with the Company with a term ending on December 31, 1999. The term of Mr. Weissman's agreement is subject to automatic extension unless advance notice of non-renewal is given. The agreement provides for a base salary of $800,000, with no guaranteed bonus. Mr. Weissman participates in the Company's Executive Incentive Plan and pursuant thereto, receives an annual bonus of up to 200% of base salary (as adjusted).

     Mr. Gorman serves pursuant to an employment agreement with the Company with a term ending on August 31, 1999. The term of Mr. Gorman's agreement is subject to automatic extension unless advance notice of non-renewal is given. The agreement provides for a base salary of $250,000 with no guaranteed bonus. For 1996, Mr. Gorman's agreement provides for an annual bonus in accordance with the Company's Challenge 2000 Program. The bonus can range from 0-100% of base salary based upon the level of achievement of corporate and personal goals.

     Messrs. Kesner, Urban and Gentile participate in the Challenge 2000 Program under which they are entitled to bonuses which can range from 0-100% of base salary for Mr. Kesner, 0-75% for Mr. Urban and 0-75% for Mr. Gentile.

     During 1995, the Company adopted Challenge 2000, a comprehensive program unifying the calculation of bonuses among senior officers and providing the award of stock-based compensation to the management of the Company. Bonuses for management are not mandatory and are not provided in years in which the Company's financial performance fails to meet certain targets. Subsidiary managers receive bonuses based upon satisfaction of targets applicable to their subsidiary as well as to the Company as a whole. In this way, the Company has sought to align the interests of its management with the success of the Company and increases in shareholder value. Approximately 30 of the senior Company and subsidiary management presently participate in the Challenge 2000 program.

     Executive officers of the Company are entitled to receive payments upon termination of employment, disability or death in addition to post-termination maintenance of certain life insurance and benefits. Upon termination by the Company (other than for cause) or by the executive in certain circumstances, payments would include a lump sum equal to the greater of total direct compensation for 1994 or the total direct compensation then in effect, as if his employment had remained in effect for the entire term or, if following a "change in control," the greater of such amount or $5,000,000, plus the value of unexercised options, in the case of Mr. Weissman. Upon termination by the Company (other than for cause) or by Mr. Gorman or Mr. Kesner in certain circumstances, payments would include a lump-sum cash payment in an amount equal to two times annual base salary, plus bonus then in effect for Mr. Gorman and one times annual base salary, plus, in certain circumstances, bonus then in effect, for Mr. Kesner, plus the value of their unexercised options. Upon termination by the Company (other than for cause), Mr. Urban is entitled to receive an amount equal to his annual base salary.

     The Company has made available certain loans to participants in its Challenge 2000 program. Mr. Weissman is indebted to the Company in an amount equal to approximately $685,000, plus interest, including a Challenge 2000 loan in the amount of $500,000. All loans to Mr. Weissman accrue interest at the Citibank Base Rate from time to time, presently 8.5%. Challenge 2000 loans are secured by Challenge 2000 stock awards, including 140,000 shares of Restricted Stock in the case of Mr. Weissman.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

     Based solely on review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company believes that during the year ended December 31, 1997 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis except as follows: one late Form 4 by Mr. Weissman reporting ownership changes during May 1997 reported on Form 4 filed August 1997 and one late Form 4 reporting an option award to Mr. Weissman during September 1997 reported on an amended Form 4 filed October 20, 1997.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1997, 1996 and 1995, regarding the compensation of the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company who were serving at the end of the last completed year and whose compensation exceeded $100,000 for such year (collectively, the "Named Executive Officers").

                                                                                 LONG TERM COMPENSATION
                                                                             -------------------------------
                                                                                    AWARDS           PAYOUTS
                                                                             --------------------    -------
                                                                 OTHER       RESTRICTED
                                   ANNUAL COMPENSATION           ANNUAL        STOCK                  LTIP      ALL OTHER
                               ----------------------------   COMPENSATION    AWARD(S)               PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)       ($)(1)        ($)(2)     OPTIONS      ($)        ($)(3)
---------------------------    ----   ---------   ---------   ------------   ----------   -------    -------   ------------
Morris Weissman..............  1997    775,000           --         --        525,000     200,000         --      15,700(3)
  Chairman and Chief           1996    750,000    1,217,000         --        292,500     626,000         --      19,488
  Executive Officer            1995    750,000           --         --             --     250,000         --      19,040
John T. Gorman...............  1997    250,000           --         --             --      40,000         --      21,372(3)
  Executive Vice               1996    244,723      250,000                    32,500      90,600         --      19,871
  President and Chief          1995    234,168       40,000         --             --          --         --      15,938
  Financial Officer
Harvey J. Kesner.............  1997    200,000           --         --             --      35,000         --       9,938(3)
  Executive Vice President     1996    195,000      200,000         --         32,500      56,500         --      10,717
  General Counsel              1995    173,824       30,000         --             --          --         --       7,500
  and Secretary
Ward A.W. Urban..............  1997    125,000           --         --             --      27,500         --       7,471(3)
  Vice President,              1996    125,000       81,000         --         12,188      15,700         --       9,958
  Treasurer and
  Asst. Secretary
Patrick J. Gentile...........  1997    115,000           --         --             --      35,000         --       7,240(3)
  Vice President and           1996    111,667       66,125         --         12,188      16,500         --       9,755
  Corporate Comptroller

---------------
(1) The value of each of the Named Executive Officer's perquisites did not exceed the threshold for disclosure established under the Securities and Exchange Commission's proxy rules.

(2) Amounts shown for 1996 consist of the market value on the date of grant of 180,000, 20,000, 20,000, 7,500 and 7,500 shares of restricted stock granted effective April 25, 1996 to Messrs. Weissman, Gorman, Kesner, Urban and Gentile, respectively, under the Long Term

    Performance Plan ("LTPP"). Restrictions on the total number of shares subject to the grant will lapse on the fifth anniversary of the date of grant. In addition, 25% or more of the grant may lapse per annum if the Company achieves certain earning levels in the years 1996-1999. As a result of achieving the 1996 performance criteria, all restrictions lapsed on 25% of the 1996 shares. The total number of shares granted are entitled to the right to vote and receive dividends, when and if dividends are paid on the Common Stock. Under the LTPP, upon the grantee's death, retirement or disability, the restrictions will lapse on a pro-rata basis based upon the portion of the restricted period which has elapsed and the remainder will be forfeited. All such restrictions will immediately lapse upon a "change in control."

    Amount shown for 1997 consists of the market value on the date of grant of 140,000 shares of restricted stock granted effective March 27, 1997 to Mr. Weissman under the Executive Incentive Plan. Restrictions lapse on one-third of the shares upon each of the first three anniversaries of the date of award. All such restrictions will immediately lapse upon Mr. Weissman's death, retirement, disability, termination or upon a "change in control" of the Company. The shares are entitled to the right to vote and receive dividends as, when and if dividends are paid on the Common Stock.

    As of December 31, 1997, the number and potential value of the aggregate restricted stockholdings of each of the Named Executive Officers were as follows (prior to determination of achievement of the criteria for lapse of any restrictions): Mr. Weissman (381,250 shares with a value of $1,906,250); Mr. Gorman (20,000 shares with a value of $100,000); Mr. Kesner (20,000 shares with a value of $100,000); Mr. Urban (7,500 shares with a value of $37,500); and Mr. Gentile (7,500 shares with a value of $37,500).

    Awards under the Long Term Performance Plan, Executive Incentive Plan and 1990 Stock Option Plan are subject to anti-dilution provisions.

(3) Amounts shown consist of contributions to the Company's defined contribution Retirement Plan by the Company ($8,000 for each of Messrs. Weissman, Gorman and Kesner, $6,851 for Mr. Urban and $6,578 for Mr. Gentile) and premiums paid with respect to life insurance ($7,770 for Mr. Weissman, $8,251 for Mr. Gorman, $1,938 for Mr. Kesner, $666 for Mr. Gentile and $620 for Mr. Urban).

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth for each of the Named Executive Officers:
(a) the number of options granted during 1997; (b) the percent such number is of the total options granted to all employees in 1997; (c) the exercise price per share; (d) the expiration date; and (e) the potential realizable value of such options at certain assumed rates of stock price appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                   ---------------------------------   POTENTIAL REALIZABLE VALUE AT
                                    OPTIONS                               ASSUMED ANNUAL RATES OF
                                    GRANTED                            STOCK PRICE APPRECIATION FOR
                         OPTIONS      TO       EXERCISE                       OPTION TERM(2)
                         GRANTED   EMPLOYEES    PRICE     EXPIRATION   -----------------------------
                         (#)(1)%    IN 1997     ($/SH)       DATE      0%($)    5%($)       10%($)
                         -------   ---------   --------   ----------   -----   --------   ----------
Morris Weissman........  100,000      28%      $   3.44       5/2/07   $  --   $216,340   $  548,247
Morris Weissman........  100,000      28%      $   6.00      9/30/07   $  --   $377,337   $  956,245
John T. Gorman.........   15,000       4%      $   3.44       5/2/07   $  --   $ 32,451   $   82,237
John T. Gorman.........   25,000       7%      $   6.00      9/30/07   $  --   $ 94,334   $  239,061
Harvey J. Kesner.......   15,000       4%      $   3.44       5/2/07   $  --   $ 32,451   $   82,237
Harvey J. Kesner.......   20,000       6%      $   6.00      9/30/07   $  --   $ 75,467   $  191,249
Ward A. W. Urban.......    7,500       2%      $   3.44       5/2/07   $  --   $ 16,225   $   41,119
Ward A. W. Urban.......   20,000       6%      $   6.00      9/30/07   $  --   $ 75,467   $  191,249
Patrick J. Gentile.....   10,000       3%      $   3.44       5/2/07   $  --   $ 21,634   $   54,825
Patrick J. Gentile.....   25,000       7%      $   6.00      9/30/07   $  --   $ 94,334   $  239,061

---------------
(1) Options granted under the LTPP (other than Mr. Weissman 100,000 at $3.44 under the 1990 Employee Stock Option Plan). One-third of the options vest and become fully exercisable upon each of the first three anniversaries of the date of grant, except that all such options immediately vest upon the holder's death while still employed or termination of employment in connection with a change in control and are subject to anti-dilution provisions. Payment of the purchase price of shares acquired upon the exercise of options generally may be in cash, by check, or by delivery of shares of Common Stock, or by other permitted methods, including broker-assisted "cashless exercise" methods.

(2) The amounts set forth are based on assumed appreciation of 0% and the 5% and 10% rates as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

                  OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth for each of the Named Executive Officers:
(a) the number of shares of Common Stock acquired upon the exercise of options during 1997; (b) the value realized from options exercised during 1997; (c) the number of options held as of December 31, 1997, both exercisable and unexercisable; and (d) the value of such options as of that date. No named executive officer exercised any options during the last fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUE AT LAST FISCAL YEAR END

                                                         NUMBER OF            VALUE OF UNEXERCISED
                                                        UNEXERCISED               IN-THE-MONEY
                                                     OPTIONS AT FISCAL         OPTIONS AT FISCAL
                            SHARES                      YEAR END #                  YEAR-END
                          ACQUIRED ON     VALUE       EXERCISABLE(1)/          $ EXERCISABLE(1)/
          NAME             EXERCISE      REALIZED      UNEXERCISABLE             UNEXERCISABLE
          ----            -----------    --------    -----------------    ----------------------------
Morris Weissman.........        --           --       408,667/700,666     $1,271,084    /   $1,748,206
John T. Gorman..........        --           --        70,200/100,400     $  222,034    /   $  220,016
Harvey J. Kesner........        --           --        18,684/ 72,666     $   61,754    /   $  151,814
Ward A. W. Urban........        --           --         5,233/ 37,967     $   18,615    /   $   50,810
Patrick J. Gentile......        --           --         5,500/ 46,000     $   19,416    /   $   56,934

---------------
(1) Amounts shown exclude Performance Warrants held by Messrs. Weissman and Gorman under the Company's Performance Warrant Plan in the amounts of 139,500 and 16,000, respectively. All of such Performance Warrants are presently exercisable through July 26, 2006 at an exercise price of $0.011 per share, subject to anti-dilution provisions. The aggregate value of unexercised in-the-money Performance Warrants at 1997 fiscal year end was $643,653 and $73,824 for Messrs. Weissman and Gorman, respectively.

                                RETIREMENT PLAN

     Effective April 1, 1994, the Board of Directors approved a supplemental retirement plan for certain executives and management employees of the Company (the "SERP"). In general, the SERP provides that a participant retiring at age 65 will receive a monthly retirement benefit equal to an amount determined, in the case of the Company's senior executives, including the Named Executive Officers, by multiplying the participant's "final average compensation" (as defined in the SERP) by a percentage equal to 3% for each of the first ten years plus 1.5% for each of the next twenty years, of service, or for junior level executives, by a percentage equal to 2% for each of the first ten years, 1.5% for each of the next ten years and 1% for each of the next ten years. The result of the computation is decreased by a participant's Social Security Benefit and any amounts available from the participant's pension or profit sharing plan from the Company or its predecessors. The retirement income is to be paid at normal or deferred retirement dates for life only with the appropriate actuarial reduction of a joint and survivor election. Early retirement benefits are available with a reduction of 2% for each year less than age 62. No benefit will be provided prior to a participant achieving age 55 and 10 years of service. All participants will receive credit for past service to the Company or any of its wholly-owned subsidiaries. Amounts of compensation in excess of $300,000 increased by 6% on each plan anniversary date commencing April 1, 1995, will not be considered when calculating plan benefits. The Company has established a grantor trust to which the Company can contribute assets that will be held subject to claims of the Company's creditors until paid to SERP participants and their beneficiaries, which is presently unfunded. Mr. Weissman's benefit in the SERP is calculated based upon compensation of $800,000. Mr. Weissman will be required to provide minimum numbers of service years as provided in his agreement.

     The following table shows the estimated annual benefit payable to employees in various compensation and years of service categories based upon the senior executive accrual rates. The estimated benefits apply to an employee retiring at age sixty-five in 1997 who elects to receive his or her benefit in the form of a single life annuity. These benefits would be reduced by any benefits attributable to the Company's (and its predecessor's) contributions (and the earnings thereon) to pension and/or profit sharing plans and social security.

                               PENSION PLAN TABLE

                                                      YEARS OF SERVICE
                                  --------------------------------------------------------
          REMUNERATION               10          15          20          25          30
          ------------            --------    --------    --------    --------    --------
$100,000........................  $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
 125,000........................    37,500      46,875      56,250      65,625      75,000
 150,000........................    45,000      56,250      67,500      78,750      90,000
 200,000........................    60,000      75,000      90,000     105,000     120,000
 250,000........................    75,000      93,750     112,500     131,250     150,000
 300,000........................    90,000     112,500     135,000     157,500     180,000
 337,080........................   101,124     126,405     151,686     176,967     202,248

                             DIRECTOR COMPENSATION

     Non-employee Directors presently are paid $25,000 per annum for serving as Directors and $2,000 for each Board meeting attended in excess of four in any fiscal year. Non-employee Directors receive $1,000 for each committee meeting attended. Pursuant to the Deferred Stock and Compensation Plan for Non-employee Directors (the "Directors Plan"), each Non-employee Director automatically receives on an annual basis 3,000 Common Stock equivalents. The Director Plan also provides automatic grants of up to 2,000 Common Stock equivalents to Committee chairpersons. In addition, newly appointed directors receive a one-time award of 7,500 Common Stock equivalents under the Directors Plan. A maximum of 5,000 common stock equivalents per year for each director may be awarded under the Directors Plan, exclusive of the one-time awards to directors. Under the terms of the Directors Plan, Common Stock equivalents are held in a director's deferred stock account. Directors elected or appointed other than at an annual meeting are awarded a pro rata amount of Common Stock equivalents. Pursuant to the Directors Plan, 16,100, 14,150, 20,100, 20,100, 20,100 and
10,500 Common Stock equivalents were awarded to each of Ms. Anderson, Dr. Arias and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively, during 1997.

     Non-employee Directors receive $2,000 per annum for each committee membership and $5,000 for each committee chair held. These committee fees are subject to forfeiture by any director who attends less than 75% of the meetings of committees on which he or she serves. These fees are subject to irrevocable deferral elections, whereby (in addition to any other cash fees elected for deferral) a cash/debenture account is credited in the amount of the fees deferred which is convertible into the number of shares of Common Stock as would equal the fees deferred in January of the year following the credit plus accrued interest at the seven-year treasury rate. Upon termination of services, directors receive interest plus the greater of the value of the debenture account (in cash in 5 annual installments) or the shares of Common Stock into which the debentures are convertible. The deferred accounts are payable in cash upon a change in control or as otherwise determined by the Compensation Committee. At year end, approximately $2,025, $11,971, $11,774, $11,694, and $2,145 were accrued for Ms. Anderson and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively.

     A Common Stock equivalent is the hypothetical equivalent of the Common Stock that has a value on any date equal to the mean of the high and low trading prices of the Common Stock on such date, and is adjusted to reflect stock dividends, splits and reclassifications. In January of the year following the year of termination of services, each director receives payment in shares of Common Stock equal to the balance of Common Stock equivalents in his or her deferred stock account. In the event of a change in control, Common Stock equivalents have a value based on the highest price of the Common Stock during the thirty days preceding such change in control and will be paid in cash or otherwise as the Compensation Committee may prescribe.

     The Company does not provide any Director retirement benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company retained Kelly, Anderson, Pethick & Associates, of which Ms. Anderson, a Director, is Vice Chairperson and an owner, for marketing and business development services primarily involving the Company's government contracts business. During 1997, the Company paid approximately $27,720 for services performed. The Company has for many years prior to Ms. Anderson's election as a Director utilized the services of Ms. Anderson's firm as a government consultant.

     For information regarding loans made by the Company to Mr. Weissman, see "Management -- Employment Agreements" above.

                               SECURITY OWNERSHIP

     The following table reflects the number of shares of Common Stock beneficially owned as of March 17, 1998 by (i) each Director of the Company,
(ii) the Chief Executive Officer and each of the other four most highly compensated executive officers, (iii) all Directors and executive officers as a group and (iv) each other person known by the Company to beneficially own as of such date more than 5% of any class of equity securities of the Company. The address of each Director and executive officer is c/o American BankNote Corporation, 200 Park Avenue, New York, NY 10166.

                                                   AMOUNT AND NATURE          PERCENTAGE OF
                                                     OF BENEFICIAL             COMMON STOCK
                NAME AND ADDRESS                    OWNERSHIP(1)(2)         BENEFICIALLY OWNED
                ----------------                   -----------------        ------------------
Bette B. Anderson................................             16,600                  *
Dr. Oscar Arias S................................             14,150                  *
Patrick J. Gentile...............................             16,208                  *
C. Gerald Goldsmith..............................             21,200                  *
John T. Gorman...................................            213,300(3)            1.0%
Ira J. Hechler...................................            234,300               1.1%
Harvey J. Kesner.................................             77,360(4)               *
David S. Rowe-Beddoe.............................             20,100                  *
Alfred Teo.......................................          2,072,100               9.9%
Ward A.W. Urban..................................             11,508                  *
Morris Weissman..................................          2,137,969(3)(5)(6)       10.2%
All Directors and executive officers as a group
  (11 persons)...................................          4,834,795(4)(5)(6)       23.2%
Bay Harbour Management, L.C., Tower Investment
  Group, Inc., Steven A. Van Dyke, 777 South
  Harbor Island Blvd., Suite 270, Tampa, FL
  33602(7).......................................          3,405,150              16.3%

---------------
*    Less than 1%.
(1) Unless otherwise indicated, each stockholder has sole voting and investment power.
(2) Includes Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 17, 1998 in the amount of 13,833, 105,400, 42,518, 9,633 and 733,999 for Messrs. Gentile, Gorman, Kesner, Urban and Weissman, and 908,716, for all executive officers, respectively. Includes Director Common Stock equivalent units under the Deferred Stock and Compensation Plan for Non-employee Directors in the amount of 16,600, 14,150, 20,100, 20,100, 20,100 and 10,500 units for Ms. Anderson, Dr. Arias and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively. Excludes shares of Common Stock that may be issued to Directors in connection with deferred director fees under the Deferred Stock and Compensation Plan for Non-employee Directors in the amount of 242, 1,091, 788, 667, and 121 shares for Ms. Anderson and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively.
(3) Includes Common Stock issuable upon the exercise of performance warrants issued under the Company's Performance Warrant Plan that are exercisable within 60 days of March 17, 1998 in the amount of 139,500 and 16,000 shares for Messrs. Weissman and Gorman and 155,500 shares for all executive officers, respectively.
(4) Includes 34,625 shares held in trust, as to which Mr. Kesner has sole voting and investment power.
(5) Includes (i) 95,000 shares held by spouse as to which Mr. Weissman disclaims beneficial ownership and (ii) 60,000 shares as to which Mr. Weissman has sole voting power and a right of first refusal with respect to any future sales.
(6) Excludes 30,625 shares of Common Stock held in trust as to which Mr. Weissman disclaims beneficial ownership, issued March 27, 1995 in lieu of a portion of Mr. Weissman's 1994 bonus.
(7) Based on Amendment No. 1 to a Schedule 13G Statement dated March 3, 1998 as filed with the Securities and Exchange Commission filed by Bay Harbour Management L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), the majority stockholder of Bay Harbour, and Steven A. Van Dyke, the sole stockholder of Tower. According to Amendment No. 1, Bay Harbour, Tower and Mr. Van Dyke each have sole voting and dispositive power with respect to the 3,379,150 shares of Common Stock held by Bay Harbour. Such shares are held by Bay Harbour for the account of five private investment funds and eight managed accounts. Mr. Van Dyke has sole voting and dispositive power with respect to an additional 26,000 shares held by him.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SATI GROUP DEBT

     In connection with the acquisition of the Sati Group, the Company's French holding company incurred FF56 million (approximately US$9.4 million) under term loans which mature in 2003 and 2004. In addition, the Sati Group has a FF10 million (approximately US$1.7 million) working capital facility. As of December 31, 1997, approximately $400,000 was outstanding under the working capital facility. As of such date, interest accrued at the rate of 5.3% per annum on the term loans. The Sati Group debt is secured by the stock and certain assets of the Sati Group.

BRAZIL DEBT

     As of December 31, 1997, ABNB had outstanding approximately R$8.1 million (approximately US$6.8 million) under term loans incurred to acquire equipment, which mature in 2001. In addition, ABNB had approximately R$4.7 million (approximately US$9.1 million) outstanding of debt, which matures in 1998. As of such date, interest accrued at the average rate of 16.3% per annum on the term loan and an average of 20.2% on the other debt.

EXISTING CREDIT FACILITY

     General. In January 1996, ABN and ABNH entered into a $20.0 million revolving credit facility (the "Existing Credit Facility") with the Chase Manhattan Bank (as successor to Chemical Bank). At December 31, 1997, approximately $18.5 million was available under the Existing Credit Facility before reduction for outstanding letters of credit ($3.6 million) and borrowings ($3.2 million). At December 31, 1997, interest under the Existing Credit Facility was 9.00%. During November 1997, the Existing Credit Facility was increased to $25.0 million and an additional $10.0 million of current availability was provided. Upon consummation of the Initial Offering, the Existing Credit Facility was reduced to $20.0 million and the availability reduced in accordance with the original terms.

     Guarantees. The Company acts as guarantor in respect of all monies borrowed under the Existing Credit Facility.

     Security. The Existing Credit Facility is secured by certain accounts receivable and inventory (total carrying value of approximately $24.0 million at December 31, 1997).

     Maturity.  The Existing Credit Facility will expire on October 30, 1998.

     Mandatory Prepayment. The borrowing entities may be required to make partial prepayments where their respective Availabilities (as defined in the Existing Credit Facility) fail to equal or exceed zero.

     Optional Prepayment. Any and all loans may be prepaid in specified minimum amounts.

     Interest Rates. The interest rate applicable to borrowings under the Existing Credit Facility will vary depending on whether the funds are borrowed as a Eurodollar Loan (as defined in the Existing Credit Facility) basis or as an Alternate Base Loan (as defined in the Existing Credit Facility). In the case of a Eurodollar Loan interest will be charged at specified margins (2.0%) over LIBO Rate (as defined in the Existing Credit Facility). In the case of Alternate Base Loan, interest will be charged at specified margins (0.5%) over the Alternate Base Rate (as defined in the Existing Credit Facility). As of December 31, 1997, all borrowings under the Existing Credit Facility were Alternative Base Loans and the Alternative Base Rate was 9.0% per annum.

     Covenants; Events of Default. The Existing Credit Facility contains covenants and events of default customary for financings of this type.

LEIGH-MARDON DEBT

     In connection with the acquisition of LM, the Company incurred the Leigh-Mardon Debt. The Leigh-Mardon Debt was financed in March 1998 with the proceeds of new revolving credit and letter of credit facilities. The new facilities consist of a five-year amortizing revolving credit facility with a maximum commitment of approximately $55.3 million with semi-annual step downs and a $3.3 million letter of credit facility. As of the date of this Prospectus, approximately $56.6 million was outstanding under such facilities and interest accrued at the rate of 6.6% per annum. The facilities are secured by a fixed and floating charge on LM's assets and undertakings.

SENIOR NOTES

  10 3/8% Notes

     In May 1992, the Company issued and sold $126.5 million aggregate principal amount of 10 3/8% Senior Notes due 2002 (the "10 3/8% Notes"). The Notes were issued pursuant to an indenture dated as of May 18, 1992 between the Company and The Chase Manhattan Bank (as successor to Chemical Bank), as trustee (the
"10 3/8% Notes Indenture"), as amended. The 10 3/8% Notes were sold pursuant to the Company's Registration Statement on Form S-1 (Reg. No. 33-46806) declared effective by the Commission on May 18, 1992 (the "10 3/8% Notes Registration Statement").

     The 10 3/8% Notes will mature on June 1, 2002, are limited to $126.5 million in aggregate principal amount, and are senior obligations of the Company. The 10 3/8% Notes are secured by a pledge of the capital stock of certain of the Company's subsidiaries, as well as certain intercompany obligations. As of the date of this Prospectus, $126.5 million principal amount of the 10 3/8% Notes were outstanding. Reference is made to the 10 3/8% Notes Indenture, which was filed as an exhibit to the 10 3/8% Notes Registration Statement.

  11 5/8% Notes

     In April 1994, the Company issued and sold (the "1994 Notes Offering") $65.0 million aggregate principal amount of 11 5/8% Senior Notes due 2002 (the "1994 Notes"). The 1994 Notes were issued pursuant to the indenture dated as of May 1, 1994 between the Company and State Street Bank & Trust Company (as successor to First National Bank of Boston), as trustee (the "11 5/8% Notes Indenture"), to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In September 1994, the Company consummated an exchange offer pursuant to which the Company, in exchange for the $65.0 million principal amount of the 1994 Notes outstanding, issued an equal amount of 11 5/8% Notes, which are identical to the 1994 Notes, with the exception that the 11 5/8% Notes have been registered under the Securities Act.

     The 11 5/8% Notes will mature on August 1, 2002, are limited to $65 million in aggregate principal amount, and are unsecured senior obligations of the Company. As of the date of this Prospectus approximately $8.0 million principal amount of the 11 5/8% Notes are outstanding. Reference is made to the 11 5/8% Notes Indenture, which was filed as an exhibit to the 11 5/8% Notes Registration Statement.

     Pursuant to the Tender Offer and related Consent Solicitation, on December 12, 1997, the Company purchased approximately $57 million in aggregate principal amount of the 11 5/8% Notes and the supplemental indenture containing the Indenture Amendment eliminating substantially all of the restrictive covenants contained in the 11 5/8% Notes Indenture became effective. See "The Refinancing."

                            DESCRIPTION OF THE NOTES

     The Exchange Notes offered hereby will be issued as a separate series under the Indenture (the "Indenture") dated as of December 12, 1997 among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same and the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." References in this "Description of the Notes" section to "the Company" mean only American Banknote Corporation and not any of its Subsidiaries.

GENERAL

     The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint the Trustee to serve as registrar and paying agent under the Indenture at its offices at 101 Barclay Street, New York, New York. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

     The Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At December 31, 1997, the Company had approximately $224.8 million of Senior Indebtedness outstanding (exclusive of unused commitments), including $85.5 million of Indebtedness of the Company's subsidiaries which was effectively senior to the Notes.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The Notes will be limited to $95.0 million aggregate principal amount and will mature on December 1, 2007. Interest on the Notes will accrue at a rate of 11 1/4% per annum and will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 1998, to the holders of record of Notes at the close of business on May 15 and November 15, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from December 12, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on December of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2002........................................................   105.625%
2003........................................................   103.750%
2004........................................................   101.875%
2005 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2000, the Company may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price in cash equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE NOTES

     The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

     Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under "Satisfaction and Discharge of Indenture; Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary,
(x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

     The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See "Events of Default" below.

     By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the Notes.

     Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes. In addition, the Notes will be structurally subordinate to all Indebtedness of the Company's Subsidiaries that are not Guarantors.

GUARANTEES OF THE NOTES

     The Indenture provides that each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Guarantees") all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

     The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of this Indenture) be a Guarantor for all purposes of the Indenture.

     The Indenture provides that if the Notes are defeased in accordance with the terms of the Indenture or if, subject to the requirements of the first paragraph under "-- Merger, Sale of Assets, Etc.," all or substantially all of the assets of any Guarantor or the Equity Interests of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants-Disposition of Proceeds of Asset Sales" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants -- Disposition of Proceeds of Asset Sales" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes effective upon consummation of such transactions.

     The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of such Guarantor (which will include such Guarantor's guarantee of the obligations of the Company under the New Credit Facility) to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company. The Notes will not, however, be guaranteed by the Company's foreign subsidiaries, which accounted for 69% of the Company's net sales in 1997.

     Any Guarantor (i) that is designated an Unrestricted Subsidiary pursuant to and in accordance with the covenant described under "Designation of Unrestricted Subsidiaries" or (ii) that is designated an Investment in accordance with the definition of "Investment" shall upon such designation be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes and any domestic Unrestricted Subsidiary whose Designation is revoked pursuant to "Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the third preceding paragraph.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 20 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders of Notes seeking to accept the Offer to Purchase. If the Company fails to purchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "Events of Default" below.

     If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

          (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

          (iv) make any Investment in any Person (other than Permitted Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii), (iii) or (iv) each, a "Restricted Payment"), unless

          (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "-- Limitation on Indebtedness" below; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) 100% of the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date that has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below, the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), minus (5) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below; plus (6) $10 million.

     The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to "-- Optional Redemption" above; (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to "-- Optional Redemption" above or (y) Subordinated Indebtedness permitted to be Incurred pursuant to clause (g) of the second paragraph under "-- Limitation on Indebtedness;" (iv) the purchase of Equity Interests from officers and directors of the Company or any Restricted Subsidiary in an amount not to exceed $1.0 million; (v) the redemption of the Company's zero coupon convertible subordinated debenture due 2002; and (vi) the declaration and payment of pro rata dividends or pro rata redemptions with respect to holders of minority interests in the common stock of a Restricted Subsidiary of the Company; provided, however, that in the case of each of clauses (ii), (iii), (iv), (v) and (vi), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

     In determining the amount of Restricted Payments permissible under the immediately preceding paragraph of this covenant, amounts expended pursuant to clauses (i), (iv) and, to the extent the redemption contemplated by clause (v) is in cash, (v) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company may Incur Indebtedness (including Acquired Indebtedness), and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be greater than 2.00 to 1.0.

     The foregoing limitations will not apply to the Incurrence by the Company or any Restricted Subsidiary of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a) Indebtedness under the Notes, the Indenture and the Guarantees;

          (b) Indebtedness incurred under a credit facility (including the Existing Credit Facility) or credit facilities in an aggregate principal amount at any one time outstanding not to exceed $80.0 million or the non-U.S. denominated equivalent thereof;

          (c) Indebtedness under the 10 3/8% Notes;

          (d) intercompany Indebtedness permitted by the covenant "Limitation on Restricted Payments;"

          (e) Interest Rate Agreements and Currency Agreements of the Company relating to Indebtedness of the Company (which Indebtedness is otherwise permitted to be Incurred under this covenant);

          (f) Existing Indebtedness (other than Indebtedness under the Existing Credit Facility);

          (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clauses (a), (c) and (f) of this paragraph of this covenant; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith; (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness and (iv) Indebtedness of a Restricted Subsidiary may only be refinanced by Indebtedness of such Restricted Subsidiary or the Company;

          (h) the Guarantees and guarantees by any Guarantor of any Indebtedness of the Company;

          (i) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of the Company, other than guarantees or similar credit support by the Company of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

          (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness referred to in this clause (i) is extinguished within three Business Days of its incurrence; and

          (k) In addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Company and the Restricted Subsidiaries (including any Indebtedness under the Existing Credit Facility, any Purchase Money Indebtedness and/or any Capital Lease Obligations that utilizes this subparagraph (k)) having an aggregate principal amount and/or attributable indebtedness not to exceed $25.0 million at any one time outstanding.

     Limitation on Senior Subordinated Indebtedness. The Indenture provides that the Company will not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

     The Company will not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness of such Guarantor.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any

Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Existing Credit Facility, or any other agreement of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is not materially more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person; (iv) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business and consistent with past practices; (v) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (v) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vi) refinancing indebtedness permitted under clause (g) of the second paragraph of "Limitation on Indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing; (vii) the Indenture, the Notes and the Guarantees; and (viii) Purchase Money Indebtedness that impose restrictions of the nature described in clause (c) above on the property acquired.

     Designation of Unrestricted Subsidiaries. The Company may (A) organize one or more Unrestricted Subsidiaries or (B) designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (ii) in the case of (B) only, at the time of and after giving effect to the Designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

          (iii) the Company would be permitted to make an Investment (including a Permitted Investment) in the case of (B) only, at the time of Designation (assuming the effectiveness of such Designation) or, in the case of (A) only, at the time of an Investment in such Subsidiary, pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

     Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except for (i) any non-recourse guarantee given solely to support the pledge by the Company or any Restricted

Subsidiary of the capital stock of any Unrestricted Subsidiary and (ii) any such guarantee that is otherwise a Permitted Investment or would be permitted under the first paragraph of "Limitation on Restricted Payments" above. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Liens. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the Notes and all other amounts due under the Indenture, and in the case of a Restricted Subsidiary that is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Restricted Subsidiary's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary permitted to be incurred under the Indenture by any Restricted Subsidiary and
(ii) Permitted Liens.

     Disposition of Proceeds of Asset Sales. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of
(A) cash or Cash Equivalents, or (B) properties and capital assets that replace the properties and assets that were the subject of such Asset Sale or in properties and capital assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"); provided, that, an exchange or sale of Equity Interests in any Subsidiary of the Company may be made without complying with clause (ii)(A) above; provided, further, that after giving effect to any such exchange or sale, the Company has a Consolidated Coverage Ratio of 2.50 to
1.0. The amount of any Indebtedness or other liabilities of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness or (ii) make an Investment in Replacement Assets.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i) or
(ii) of the immediately preceding paragraph

(such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Notes Pro Rata Share, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph.

     With respect to any Offer to Purchase effected pursuant to this covenant, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

     Merger, Sale of Assets, Etc. The Indenture provides that the Company will not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company will not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to any such transaction involving the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; provided that the Company will not be subject to the provisions of this clause (iii)(B) in the case of a merger of the Company with a Subsidiary of the Company effected for the sole purpose of creating a holding company for the Company.

     Notwithstanding the foregoing clause (iii) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interest of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture as provided in the third paragraph under "Guarantees of the Notes" above) shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless
(i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee of the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed by such Guarantor;
(iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to any such transaction involving the Incurrence by such Guarantor, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of such Guarantor in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Company could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation of Indebtedness" above; provided, however, that clause (iv) of this paragraph shall not be a condition to a merger or consolidation of a Guarantor if such merger or consolidation only involves the Company and/or one or more other Guarantors. Notwithstanding the foregoing, nothing in this covenant shall prohibit the consolidation or merger with or into or the sale of all or substantially all of the assets or properties of a Guarantor to any other Restricted Subsidiary that is a Guarantor.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement or of such Guarantor under its Guarantee, the Indenture and the Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company, as the case may be, shall be discharged from its Obligations under the Indenture and the Notes or such Guarantor shall be discharged from its Obligations under the Indenture and its Guarantee.

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and
(ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $10 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or other consideration having a Fair Market Value in excess of $25 million will also require a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (iii) any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (as in effect on the Issue Date); (iv) any Restricted Payments made in compliance with "Limitation on Restricted Payments" above; (v) loans, loan programs and advances to officers, directors and employees of the Company or any Restricted Subsidiary, in each case made in the ordinary course of business and approved by the Company's Board of Directors or the Compensation Committee of the Board of Directors; (vi) customary employment arrangements and benefit programs approved in good faith by the Company's Board of Directors; and (vii) the grant of stock options, stock grants, equity appreciation rights or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors.

     Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries. The Indenture provides that the Company will not sell any Equity Interest of a Restricted Subsidiary, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell any Equity Interests, except: (i) to the Company or a Wholly Owned Restricted Subsidiary; or (ii) in any other issuance or sale, provided such Restricted Subsidiary remains a Restricted Subsidiary. The foregoing shall not apply to the sale by the Company of all the Equity Interests of a Restricted Subsidiary as long as the Company is in compliance with the terms of the covenant described under "Disposition of Proceeds of Asset Sales" and, if applicable, "Merger, Sale of Assets, Etc." above.

     Limitation on Guarantees by Restricted Subsidiaries. The Indenture provides that in the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary after the Issue Date that is not a Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Company or any Domestic Restricted Subsidiary ("Other Indebtedness") then, in each case the Company shall cause such Restricted Subsidiary to simultaneously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; provided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantee of such Restricted Subsidiary, as the case may be, the Guarantee of such Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in the same manner as the other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted

Subsidiary, as the case may be); or (iii) Indebtedness that ranks senior in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be, the Guarantee of such Subsidiary shall be senior in right of payment with the guarantee of the Other Indebtedness.

     Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) file with the Trustee and provide by mail to all Holders copies of all reports and other documents which the Company generally provides to its stockholders, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants -- Merger, Sale of Assets, Etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes or of the Guarantors under the Indenture or in the Guarantees continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $10.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Restricted Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount of $10.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries; or (i) other than as provided in or pursuant to any Guarantee or the Indenture, any Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

     If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary will become immediately due and payable. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

     Any such declaration with respect to the Notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Certain Covenants -- Merger, Sale of Assets, Etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its and the Guarantors' substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes and the Guarantors' Guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes; (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations; and (iii) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause
(h) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes and the Guarantors' Guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes; (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the Indenture, to such effect; and
(iii) complying with certain other requirements set forth in the Indenture.

     The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby,
(a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes; (b) reduce the principal amount of (or the premium) of any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the place or currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Guarantee in respect thereof or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note or the Guarantee in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders of the Notes; (i) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture; or (j) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

     The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

     Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; in each case provided that such Indebtedness is not incurred by such Person in connection with, or in anticipation of or contemplation of, such Acquisition or such Person becoming a Restricted Subsidiary of such merger or consolidation.

     "Acquired Person" means, with respect to any specified Person, any other Person that merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or
(ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Affiliate" of any specified person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary (other than directors' qualifying shares, to the extent mandated by applicable law); (ii) any assets of the Company or any Restricted Subsidiary (other than Equity Interests) that constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iii) any other property or asset of the Company or any Restricted Subsidiary (other than Equity Interests) outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with

"Certain Covenants -- Merger, Sale of Assets, Etc." above and the creation of any Lien not prohibited by "Certain Covenants -- Limitation on Liens" above;
(b)sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with "Certain Covenants -- Limitation on Restricted Payments" above; (d) any transfers of properties and assets between Wholly Owned Restricted Subsidiaries; (e) sales of inventory or accounts receivable in the ordinary course of business; and (f) sales of Equity Interests of the Company. In addition, solely for purposes of "Certain Covenants -- Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition; and (f) in the case of any Foreign Restricted Subsidiary, Investments: (i) in direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) or (ii) of the type and maturity described in clauses (b) and (c) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings or are indexed in U.S. dollar denominated interests from comparable foreign rating agencies.

     "Change of Control" means the occurrence of any of the following events:
(i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 40% of the total voting power of the then outstanding Voting Equity Interests of the Company;
(ii) the Company consolidates with, or merges with or into, another Person (other than the Company or a Wholly Owned Restricted Subsidiary) or the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Restricted Subsidiary), with the effect that the then existing holders of Voting Equity Interests of the Company or Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, less than a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Merger, Sale of Assets, etc."

     "Change of Control Date" has the meaning set forth under "Offer to Purchase upon Change of Control" above.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that
(1) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect to (x) such Investment or acquisition of assets (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (y) net cost savings that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Investment or acquisition and which cost savings could then be reflected in pro forma financial statements under GAAP (provided that both
(A) such cost savings were identified and quantified in an Officer's Certificate delivered to the Trustee at the date of determination and (B) with respect to each Investment or acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Investment or acquisition to effect such cost savings identified in such officer's certificate, and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. Except as otherwise provided herein, for purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act as in effect on the Issue Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Fixed Charges of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

     "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period;
(ii) Consolidated Interest Expense for such period; and (iii) Consolidated Non-cash Charges for such period less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in the most recent Four Quarter Period.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Equity Interest and all non-cash dividend payments (other than dividends paid solely in Qualified Equity Interests) on any series of Preferred Equity Interest that has a mandatory redemption obligation prior to the Maturity Date paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Agreements (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest and excluding (x) amortization of deferred financing fees and (y) interest recorded as an accretion in the carrying value of liabilities (other than Indebtedness) recorded at a discounted value and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Restricted Subsidiary, except (A) to the extent of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss realized upon an Asset Sale by the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction); (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; and (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Equity Interests of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period (i) the sum of (A) depreciation, (B) amortization and (C) other non-cash expenses or charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (determined in accordance with Accounting Principles Board Opinion No. 17), shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP. At September 30, 1997, on a pro forma basis giving effect to the Refinancing and the private placement of the Convertible Debenture in November 1997, the Consolidated Tangible Assets of the Company was approximately $421 million.

     "Currency Agreement" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in currency values.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Existing Credit Facility and (b) any other Senior Indebtedness that, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

     "Designation" has the meaning set forth under "Certain
Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Designation Amount" has the meaning set forth under "Certain Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of optional redemption by the issuer thereof) or is mandatorily redeemable (excluding, in each case, upon a change of control; provided that the change of control provisions relating to such Equity Interests (i) are no more favorable to the holders of the Equity Interests than the provisions relating to the Notes and (ii) require that in the event of any Change of Control the Notes are redeemed in accordance with the terms of the Indenture prior to such Equity Interest), pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Existing Credit Facility" means the revolving credit facility dated as of January 29, 1996 among American Bank Note Company, American Bank Note Holographics, Inc. and The Chase Manhattan Bank (as successor to Chemical Bank), including any deferrals, renewals, extension, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether or by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related guarantee agreements, security agreements and mortgages and other instruments and agreements executed in connection therewith.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

     "Existing Investments" means Investments existing on the Issue Date.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantor" means (i) each of the direct and indirect domestic operating Subsidiaries of the Company and their respective successors, and (ii) each other Restricted Subsidiary, formed, created or acquired before or after the Issue Date, required to become a Guarantor after the Issue Date pursuant to "Guarantees of the Notes" above.

     "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (a) all Interest Rate Agreements of such Guarantor; (b) all Obligations of such Guarantor under stand-by letters of credit; and (c) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guarantee of the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes; (b) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by such Guarantor's Guarantee of the Notes; (f) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (h) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor.

     "Holders" means the registered holders of the Notes.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business or other accrued liabilities arising in the ordinary course of business); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (a) shall never be calculated taking into account any cash and Cash Equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within three Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary; and (e) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

     "Independent Financial Advisor" means a nationally recognized, accounting, appraisal, investment banking firm or consultant (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

     "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest (as defined under "Registration Rights Agreement" below) on the Notes.

     "Interest Rate Agreements" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit (other than any loan, advance or extension of credit to any officers or directors of the Company or any Restricted Subsidiary in compliance with the provisions of the covenant "Transactions With Affiliates") or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Voting Equity Interests of such former Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the original issue date of the Notes.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, title transfer fees, title insurance premium, recording fees and appraiser fees and costs) and any relocation expenses incurred as a result thereof; (b) taxes (including transfer taxes) paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

     "Notes Pro Rata Share" means the amount of the applicable Unutilized Net Cash Proceeds obtained by multiplying the amount of such Unutilized Net Cash Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount of Notes outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Unutilized Net Cash Proceeds to repay or make an Offer to Purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate accreted value and/or principal amount, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount of all Notes outstanding at the time of the applicable Offer to Purchase with respect to which the Company is required to use the applicable Unutilized Net Cash Proceeds to offer to repay or make an Offer to Purchase or repay.

     "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 5 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Other Pari Passu Debt" means Indebtedness of the Company or any Guarantor that neither constitutes Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, or Subordinated Indebtedness.

     "Permitted Holder" means Mr. Morris Weissman and members of his immediate family and any trust of which he is the beneficiary and any officers and directors of the Company.

     "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants -- Limitation on Indebtedness" above.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Agreements and Currency Agreements; (d) bonds, notes, debentures, other securities or non-cash consideration received as a result of (x) Asset Sales permitted under "Certain Covenants -- Disposition of Proceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales or (y) a disposition of assets that does not constitute an Asset Sale; (e) Investments in the Company and Investments in a Restricted Subsidiary or a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or another Restricted Subsidiary; (f) Investments existing as of the Issue Date; (g) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee of Indebtedness otherwise permitted by the Indenture; (h) Investments acquired in exchange for Equity Interests (other than Disqualified Equity Interests) of the Company; and (i) Investments that, when taken together with all other Investments made pursuant to this clause (i), do not exceed the greater of $40 million and 10% of Consolidated Tangible Assets of the Company determined in accordance with GAAP.

     "Permitted Junior Securities" means (a) debt securities of the Company as reorganized or readjusted, or debt securities of the Company (or any other company, trust or organization provided for by a plan of reorganization or readjustment succeeding to the assets and liabilities of the Company) that, in each case, are subordinated, to at least the same extent as the Notes, to the payment of all Senior Indebtedness that will be outstanding after giving effect to such plan of reorganization or readjustment, so long as (i) the rate of interest on such debt securities shall not exceed the effective rate of interest on the Notes on the date hereof, (ii) such debt securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such debt securities than those in effect with respect to the Notes on the date hereof (or the Senior Indebtedness, after giving effect to such plan of reorganization or readjustment) and (iii) such debt securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date one year and one day following the final scheduled maturity date of the Senior Indebtedness (as modified by such plan of reorganization or readjustment) or (b) shares of stock of the Company as reorganized or readjusted pursuant to a plan of reorganization or readjustment; provided that, in each case with respect to clauses (a) and (b) above, (x) if a new corporation results from any such reorganization or readjustment, such corporation assumes all Senior Indebtedness that will be outstanding after giving effect thereto and (y) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by any such reorganization or readjustment, including, without limitation, such rights being impaired within the meaning of Section 1124 of Title 11 of the United States Code, or any impairment of the right to receive interest accruing during the pendency of a bankruptcy or insolvency proceeding, including proceedings under Title 11 of the United States Code.

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes or the Guarantees;
(e) Liens in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) encroachments, encumbrances, easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties (including zoning or other such restrictions), or minor imperfections of title that do not materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capital Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted

Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "Certain Covenants -- Limitation on Indebtedness" above and (IV) such Liens attach within 180 days of such purchase, construction, installation, repair, addition or improvement; (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); and (k) Liens securing Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Indenture in an aggregate amount not to exceed $10.0 million.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

     "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8) or any similar provisions under foreign law.

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

     "Replacement Assets" has the meaning set forth in the first paragraph under "Certain Covenants -- Disposition of Proceeds of Asset Sales" above.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Existing Credit Facility; (b) all Interest Rate Protection Obligations of the Company; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the Notes;
(f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

     "Significant Restricted Subsidiary" means, at any date of determination,
(a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes or such Guarantor's Guarantee, as the case may be.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "10 3/8% Notes" means the Company's 10 3/8% Senior Notes due 2002.

     "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Unutilized Net Cash Proceeds" has the meaning set forth in the third paragraph under "Certain Covenants -- Disposition of Proceeds of Asset Sales" above.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

     The Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (the "Global Notes"). The Global Notes will be deposited on the date of issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified institutional buyers ("QIBs") and institutional Accredited Investors who are not QIB's may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case, with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificate in registered form (a "Certificated Security") for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on December 12, 1997 to the Initial Purchasers pursuant to the Purchase Agreement as part of Units consisting of $95,000,000 aggregate principal amount of Old Notes and 95,000 Warrants to purchase an aggregate of 1,185,790 shares of Common Stock. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions to Non U.S. persons in reliance on Regulation S under the Securities Act. As a condition to the Purchase Agreement, the Company and the Guarantors (collectively, the "Issuers") and the Initial Purchasers entered into the Registration Rights Agreement on December 12, 1997, the date of the Initial Offering (the "Issue Date").

     Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, they would (i) file with the Commission on or prior to 45 days after the Issue Date a registration statement on Form S-1 or Form S-4, if the use of such form is then available under the Securities Act with respect to the Exchange Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act within 120 days after the Issue Date (the "Effectiveness Date") and (iii) use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 160 days after the Issue Date. The Exchange Offer is being made to satisfy certain of the contractual obligations of the Company and the Guarantors under the Registration Rights Agreement and the Purchase Agreement.

     If the Exchange Offer is not consummated on or prior to the fifth day after the Expiration Date (subject to extension in certain circumstances), additional interest, as liquidated damages ("Additional Interest"), shall accrue on the Old Notes over and above the stated interest in an amount equal to $0.192 per week (or any part thereof) per $1,000 principal amount of the Old Notes commencing on the sixth day after the Expiration Date; provided, however, that upon the exchange of Exchange Notes for all Old Notes validly tendered and not withdrawn, Additional Interest on the Old Notes shall cease to accrue (but any accrued amount shall be payable).

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

     If, (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the fifth day after the Expiration Date, (iv) any holder of Private Exchange Notes (as defined in the Registration Rights Agreement) so requests, or (v) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under Federal securities laws, then, in the case of each of clauses (i) through (v) of this sentence, the Company shall promptly deliver to the holders and the Trustee notice thereof and thereafter the Company and each of the Guarantors shall file a Shelf Registration Statement (as defined in the Registration Rights Agreement) pursuant to the terms of the Registration Rights Agreement. If so required, the Company and the Guarantors shall file with the SEC the Shelf Registration Statement on or prior to the applicable Filing Date (as defined in the Registration Rights Agreement).

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $95,000,000 aggregate principal amount of Old Notes were outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on May 21, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

     Any such extension, delay in acceptance, termination or amendment will be followed promptly by oral (confirmed in writing) or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled

Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on June 1, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each June 1 and December 1, commencing on June 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     By tendering, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as otherwise disclosed in writing, such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, and (iv) such holder acknowledges and agrees that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in the no-action letters that are discussed under "Resale of the Exchange Notes." In addition, by accepting the Exchange Offer, such holder will (i) represent and warrant that, if such holder is a Participating Broker-Dealer, such Participating Broker-Dealer acquired the Old Notes for its own account as a result of market-making activities or other trading activities and has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer, and (ii) acknowledges that, by receiving Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities, such

Participating Broker-Dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by a Medallion Signature Guarantor.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              THE BANK OF NEW YORK

By Hand Or Overnight Delivery:                                By Registered Or Certified Mail:
     The Bank of New York         Facsimile Transmissions:          The Bank of New York
      101 Barclay Street        (Eligible Institutions Only)       101 Barclay Street, 7E
   Corporate Trust Services            (212) 815-6339             New York, New York 10286
             Window                                             Attention: Denise Robinson,
         Ground Level             To Confirm by Telephone          Reorganization Section
 Attention: Denise Robinson,      or for Information Call:
     Reorganization Section            (212) 815-2791

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is the original principal amount, less the original issue discount representing the value of the Warrants, plus accretion thereon, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. Certain expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Weil, Gotshal & Manges LLP counsel to the Company, the following discussion, insofar as it describes statements of law or legal conclusions, fairly describes the material U.S. federal income tax consequences expected to result to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     For U.S. federal income tax purposes, the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

     THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, TREASURY REGULATIONS, RULING AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE

TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until July 20, 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Certain United States federal income tax matters in connection with the Exchange Offer will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of American Banknote Corporation incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The special purpose financial statements of Leigh Mardon Security Division incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A Amendment No. 1 dated August 16, 1996 have been audited by KPMG, chartered accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

------------------------------------------------------

TABLE OF CONTENTS

Available Information.................    2
Incorporation of Documents by
  Reference...........................    3
Summary...............................    4
Risk Factors..........................   15
The Refinancing.......................   23
Use of Proceeds.......................   24
Ratio of Earnings to Fixed Charges....   24
Capitalization........................   25
Management............................   26
Certain Relationships and
  Related Transactions................   34
Security Ownership....................   35
Description of Certain Indebtedness...   36
Description of the Notes..............   38
Book-Entry; Delivery and Form.........   68
The Exchange Offer....................   70
Certain U.S. Federal Income Tax
  Considerations......................   77
Plan of Distribution..................   78
Legal Matters.........................   78
Experts...............................   78

$95,000,000

AMERICAN BANKNOTE
CORPORATION
11 1/4% SENIOR SUBORDINATED NOTES
DUE 2007, SERIES B

                           [AMERICAN BANK NOTE LOGO]

------------------------

                    PROSPECTUS
------------------------
APRIL 20, 1998